UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Agenus Inc.

(Name of Registrant as Specified In Its Charter)

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AGENUS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 14, 2016

Time	5:00 P.M., Eastern Time

Place	Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421

Webcast	Go to http://investor.agenusbio.com/presentation-webcasts starting at 5:00 P.M., Eastern Time on June 14, 2016. The webcast will be archived on our website for at least thirty days after the date of the 2016 Annual Meeting of Stockholders.

Proposals	1. To elect Brian Corvese and Timothy R. Wright as Class I directors, each for a term of three years expiring at the 2019 Annual Meeting of Stockholders.

2.      To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 140,000,000 to 240,000,000.

3. To approve our Amended and Restated 2009 Equity Incentive Plan.

4. To approve our 2016 Executive Incentive Plan.

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

6. To consider any other business as may properly come before the 2016 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date	You are entitled to vote if you were a stockholder of record on April 18, 2016.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2016 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 3 Forbes Road, Lexington, Massachusetts 02421.

It is important that your shares be represented at the 2016 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it to us. If you attend the meeting and wish to vote in person, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Karen Higgins Valentine, Secretary

April 28, 2016

Page
VOTING PROCEDURES	2
PROPOSAL 1—ELECTION OF DIRECTORS	7
OUR CORPORATE GOVERNANCE	11
COMPENSATION DISCUSSION AND ANALYSIS	17
COMPENSATION COMMITTEE REPORT	32
COMPENSATION OF EXECUTIVE OFFICERS	33
DIRECTOR COMPENSATION	46
OWNERSHIP OF OUR COMMON STOCK	48
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	50
EQUITY PLANS	52
PROPOSAL 2—TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (AS AMENDED) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 140,000,000 TO 240,000,000.	53
PROPOSAL 3—TO APPROVE OUR AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN.	55
PROPOSAL 4—TO APPROVE OUR 2016 EXECUTIVE INCENTIVE PLAN	64
PROPOSAL 5—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016	67
REPORT OF THE AUDIT AND FINANCE COMMITTEE	69
ADDITIONAL INFORMATION	70
APPENDIX A FIFTH AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1
APPENDIX B AGENUS AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN	B-1
APPENDIX C AGENUS 2016 EXECUTIVE INCENTIVE PLAN	C-1

AGENUS INC.

3 Forbes Road

Lexington, Massachusetts 02421

Telephone: (781) 674-4400

PROXY STATEMENT

APRIL 28, 2016

This proxy statement contains information about the 2016 Annual Meeting of Stockholders of Agenus Inc. (the “2016 Annual Meeting”), including any postponements or adjournments of the meeting. The 2016 Annual Meeting will be held at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421 on June 14, 2016 at 5:00 P.M., Eastern Time.

In this proxy statement, we refer to Agenus Inc. as “Agenus,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of Agenus Inc.

In accordance with the “e-proxy” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about April 28, 2016 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2015 and a form of proxy) over the internet to each stockholder entitled to vote at the 2016 Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2015 and a form of proxy) on or about April 28, 2016.

Our Annual Report on Form 10-K for the year ended December 31, 2015 is also available on the “Financial” section of our corporate website at http://investor.agenusbio.com/sec-filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421. No material on our website is part of this proxy statement.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or in person at the 2016 Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or in person at the 2016 Annual Meeting, you do not need to return your proxy card.

Who can vote?	Each share of our common stock that you owned as of the close of business on April 18, 2016 (the “record date”), entitles you to one vote on each matter to be voted upon at the 2016 Annual Meeting. On the record date, there were shares of Agenus common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of Agenus.

If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

•       Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. Your shares will be voted according to your instructions. If you vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 13, 2016.

•       By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 13, 2016.

•       By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•       In person at the 2016 Annual Meeting. If you attend the 2016 Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2016 Annual Meeting. To do this, you must do one of the following:

•       Vote over the internet as instructed above. Only your latest internet vote is counted.

•       Vote by telephone as instructed above. Only your latest telephonic vote is counted.

•       Sign a new proxy card and submit it as instructed above.

•       Attend the 2016 Annual Meeting and vote in person. Attending the meeting will not revoke your proxy unless you specifically request it.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the 2016 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote in person at the 2016 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 2 (to approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 140,000,000 to 240,000,000) and Proposal 5 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) are the only proposals that are considered routine matters for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2016 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?	It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the 2016 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2016 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2016 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect two Class I directors for a term of three years expiring at the 2019 Annual Meeting of Stockholders.

The two nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” Abstentions and “broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 140,000,000 to 240,000,000.

To approve Proposal 2, stockholders holding a majority of the outstanding shares of Agenus common stock entitled to vote at the 2016 Annual Meeting must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker does not vote your unvoted shares, this will have the same effect as a vote against the proposal. Abstentions will also have the same effect as a vote against the proposal.

Proposal 3—To approve our Amended and Restated 2009 Equity Incentive Plan.

To approve Proposal 3, a majority of the votes cast by stockholders present in person or represented by proxy at the 2016 Annual Meeting and voting on the matter must vote FOR Proposal 3. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

Proposal 4—To approve our 2016 Executive Incentive Plan.

To approve Proposal 4, a majority of the votes cast by stockholders present in person or represented by proxy at the 2016 Annual Meeting and voting on the matter must vote FOR Proposal 4. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4 and will have no effect on the vote.

Proposal 5—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

To approve Proposal 5, a majority of the votes cast by stockholders present in person or represented by proxy at the 2016 Annual Meeting and voting on the matter must vote FOR Proposal 5. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 5. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 5 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•        FOR Proposal 1—To elect the nominated Class I directors, each for a term of three years expiring at the 2019 Annual Meeting of Stockholders.

•        FOR Proposal 2— To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 140,000,000 to 240,000,000.

•        FOR Proposal 3—To approve our Amended and Restated 2009 Equity Incentive Plan.

•        FOR Proposal 4—To approve our 2016 Executive Incentive Plan.

•        FOR Proposal 5—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Are there other matters to be voted on at the 2016 Annual Meeting?	We do not know of any other matters that may come before the 2016 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2016 Annual Meeting?	We will report the voting results in a Form 8-K within four business days after the end of the 2016 Annual Meeting.

Who bears the costs of soliciting these proxies?	We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, email, and in person, without additional compensation. We have retained Alliance Advisors, LLC at an estimated cost of $9,500 plus reimbursement of expenses to assist in our solicitation of proxies. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?	This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are available on our website at http://investor.agenusbio.com/sec-filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by email will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated the individuals listed below for election as Class I directors. Each nominee currently serves as a Class I director.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of six members. Two members are Class I directors, with terms expiring at the 2016 Annual Meeting. Two members are Class II directors, with terms expiring at the 2017 Annual Meeting of Stockholders. Two members are Class III directors, with terms expiring at the 2018 Annual Meeting of Stockholders. The Board has nominated Brian Corvese and Timothy R. Wright, each of whom is a current Class I director, for re-election to a term expiring at the 2019 Annual Meeting of Stockholders.

For more information on nomination of directors, see “Corporate Governance and Nominating Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Brian Corvese and Timothy R. Wright, the nominees listed below, as Class I directors. The nominees have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominees for directors.

Below are the names and certain information about each member of the Board, including the nominees for election as Class I directors:

NOMINEES FOR CLASS I DIRECTORS—TERMS TO EXPIRE IN 2016

Brian Corvese Age: 58 President and Founder of Vencor Capital Director since 2007 (a) Audit and Finance Committee (Chair) (b) Compensation Committee	Since 1999, Mr. Corvese has been the President and Founder of Vencor Capital, a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr. Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the Board of Directors of the National Telecommunications Corporation, based in Cairo, Egypt. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 30 years of experience in the financial industry, Mr. Corvese brings substantial financial expertise to our Board.

Timothy R. Wright

Age: 58

Executive Vice President, Business Development, Strategy and Innovation,

Teva Pharmaceuticals Industries Ltd.

Director since 2006, Lead

Director since 2009

(a) Compensation Committee

(b) Corporate Governance

and Nominating Committee

(Chair)

(c) Audit and Finance

Committee

(d) Business & Development

Advisory Committee

Mr. Wright is Executive Vice President, Business Development, Strategy and Innovation at Teva Pharmaceuticals Industries Ltd. He was previously the founder and head of The Ohio State University Comprehensive Cancer Center Drug Development Institute, a position he held from September 2011 to April 2015. From July 2011 to July 2012, Mr. Wright served as Chairman, Interim CEO, and a member of the Board of Directors of Curaxis Pharmaceuticals Corporation, a research based company dedicated to finding cures for age-related diseases, including Alzheimer’s disease and cancer. Prior to Mr. Wright’s tenure at Curaxis, the company had been experiencing financial difficulties and, as a result, Curaxis filed for Chapter 11 bankruptcy in July 2012. Prior to that, Mr. Wright served as President of the Imaging Solutions and Pharmaceutical Products Sector of Covidien. Mr. Wright brings to our Board over 28 years of global pharmaceutical industry experience in general management, product development, and commercialization as well as business restructuring and transaction experience. Beginning in April 2004, Mr. Wright was interim CEO, President and a member of the Board of Directors of AAI Pharma, a hybrid pharmaceutical, drug delivery/manufacturing, and global clinical research organization. Upon the sale of AAI Pharma’s pharmaceutical assets to Xanodyne Pharmaceuticals Inc., Mr. Wright transitioned to Chief Operating Officer at Xanodyne Pharmaceuticals Inc., a role he maintained until May 2006. Mr. Wright was also President of Elan Bio-Pharmaceuticals and has held several senior management positions with Cardinal Health Inc. and Dupont Merck Pharmaceutical Company. Over his career, Mr. Wright has served on nine Boards of Directors, five in North America and four in Europe and Asia. Mr. Wright earned his bachelor’s degree from The Ohio State University.

CLASS II DIRECTORS—TERMS TO EXPIRE IN 2017

Garo H. Armen, Ph.D.

Age: 63

Founder, Chairman, and

Chief Executive Officer of

Agenus Inc.

Director since 1999

(a) Business & Development

Advisory Committee (Chair)

(b) Non-Executive Equity

Award Committee (Sole

Member)

Dr. Armen is Chairman and Chief Executive Officer of Agenus Inc., which he co-founded in 1994. Dr. Armen brings to our Board a deep historical and practical knowledge of the business of the Company and its technologies, as well as years of expertise in the financial and biopharmaceutical arenas. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc which he helped restructure. Dr. Armen currently serves as non-executive Chairman of the Board of Directors of Protagenic Therapeutics, Inc., a privately held biotechnology company. Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000 that is dedicated to the positive development of the children and youth of rural Armenia. He holds a Ph.D. degree in physical organic chemistry from the City University of New York.

Shahzad Malik, M.D. Age: 49 General Partner at Advent Life Sciences Director since 2014 (a) Business & Development Advisory Committee (b) Audit and Finance Committee	Dr. Malik is a General Partner at Advent Life Sciences and has been at Advent since 1999. Dr. Malik brings to our Board historical knowledge of the operations of 4-Antibody AG, our wholly-owned subsidiary (“4-Antibody”), as well as broad experiences in the life sciences and medical industries. During his time with Advent, he has been actively involved with numerous investments in Europe and the United States in the biopharmaceutical and medical device arenas in a variety of therapeutic areas. A number of these companies that Advent invested in are now publicly traded or have been acquired. Dr. Malik currently serves on the Board of Directors of Conatus Pharmaceuticals, Inc. and Versartis, Inc., both life sciences companies. Prior to joining Advent, Dr. Malik spent six years practicing medicine before joining the London office of McKinsey & Company, a management consulting firm. While there he served international clients in the Healthcare and Investment Banking sectors. Dr. Malik holds an M.A. from Oxford University and a M.D. from Cambridge University. He subsequently specialized in interventional cardiology while also pursuing research interests in heart muscle disorders both in the clinic and basic science laboratory.

CLASS III DIRECTORS—TERMS TO EXPIRE IN 2018

Wadih Jordan Age: 81 Director since 2003 (a) Compensation Committee (Chair)	Mr. Jordan was the founder and President of NearEast Enterprise, L.L.C. from 2011 to April 2015, a company that marketed pharmaceuticals in Near East markets, including Lebanon, Turkey, Saudi Arabia, Egypt, and the Gulf countries. From 1995 to 2011, Mr. Jordan served as President of NearEast Pharma LLC, a company that provided pharmaceutical, biotechnology and equipment for pharmaceutical industries to the Near East and Middle East markets. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993, Mr. Jordan served as a Managing Director within Cyanamid International. Since December 2003, Mr. Jordan has been a trustee of the Board of Directors of the Lebanese American University, located in Beirut, Lebanon, and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University. Mr. Jordan brings to our Board years of expertise in both the biotechnology/pharmaceutical and international arenas.

Shalini Sharp

Age: 41

Chief Financial Officer and

Executive Vice President, Ultragenyx Pharmaceutical Inc.

Director since 2012

(a) Business & Development

Advisory Committee

(b) Corporate Governance

and Nominating Committee

Ms. Sharp is Chief Financial Officer and Executive Vice President of Ultragenyx Pharmaceutical Inc. and a member of the Board of the TB Alliance. Ms. Sharp served as Chief Financial Officer of Agenus from 2006 to May 2012, and was appointed a member of the Board in May 2012. She joined Agenus in 2003 and held increasing roles of responsibility spanning strategic planning, corporate development, investor relations, corporate finance and business development activities. Prior to Agenus, Ms. Sharp held similar roles at Elan Pharmaceuticals from 1998 to 2003, including serving as chief of staff to the Chairman of the Board of Directors during that company’s restructuring. Prior to Elan, Ms. Sharp was a management consultant at McKinsey & Company as well as an investment banker at Goldman Sachs, specializing in pharmaceuticals and medical devices. Ms. Sharp holds both a bachelor’s degree and a master’s degree in business administration from Harvard University. Ms. Sharp brings to our Board nearly a decade of institutional knowledge of Agenus as well as her expertise in biotechnology, corporate strategy, and finance.

Vote Required

The two nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions and “broker non-votes” are not counted for purposes of electing directors. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR each of the nominees for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards are important for Agenus to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and to continually working to improve them. We continue to review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board

Our Board monitors our overall corporate performance, the integrity of our financial controls, risk management and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by the Company on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk. The Audit and Finance Committee of the Board reviews the risk management practices of the Company and both the Corporate Governance and Nominating Committee and the Audit and Finance Committee receive an annual report from the Company’s Chief Compliance Officer outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage excessive risk taking by our executives.

We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Timothy R. Wright, our Lead Director, introduces each new Board member to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides the director with a summary of these practices and policies.

In 2015, the Board met ten times and acted by written consent twice. During 2015, each of our directors attended at least 75% of (i) the total number of meetings of the Board held during the period during which the director served and (ii) all meetings of committees of the Board on which the director served during the periods the director served. In 2015, all of our Board members attended our 2015 Annual Meeting of Stockholders. We expect each of our Board members to attend the 2016 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and at least once annually. Our Governance Guidelines are posted on the corporate governance section of our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Lead Director surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Lead Director assesses the Board’s performance and the performance of individual members, and reports his conclusions to the full Board. The assessment also evaluates the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to Agenus. Each of the Board’s standing committees also conducts annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics

The Board originally adopted our Code of Business Conduct and Ethics (the “Code of Ethics”) in 2003. The Board reviewed, revised, and updated the Code of Ethics most recently in December 2015. The Code of Ethics applies to all members of the Board and all employees of Agenus, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Among other matters, our Code of Ethics prohibits the members of the Board and all employees of Agenus from buying or selling our securities while in possession of material, non-public information about the Company. Our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or NASDAQ listing rules concerning any amendments to, or waivers from, our Code of Ethics. Stockholders may request a free copy of our Code of Ethics by writing to Investor Relations, Agenus Inc., 3 Forbes Road, Lexington, MA 02421.

Independence of Directors

Our Governance Guidelines and NASDAQ listing rules provide that a majority of the Board should be composed of independent directors. The Corporate Governance and Nominating Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account NASDAQ listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Mr. Corvese, Mr. Jordan, Dr. Malik, Ms. Sharp, and Mr. Wright are currently independent directors. Dr. Armen is currently not an independent director because he is employed as our Chief Executive Officer. In making independence determinations with regard to other directors, the Board considered transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors typically meet in executive session without management present immediately prior to regularly scheduled Board meetings and at least quarterly. Four such meetings were held during 2015.

Leadership Structure of the Board

Mr. Wright, an independent director, serves as the Lead Director of the Board and as Chair of the Corporate Governance and Nominating Committee. Mr. Wright also serves on the Compensation Committee, the Audit and Finance Committee and the Business & Development Advisory Committee. In addition to the duties of all directors, the specific responsibilities of the Lead Director include: (i) acting as chair of the Corporate Governance and Nominating Committee; (ii) developing the agenda for and presiding over all executive sessions of the independent directors; (iii) acting as principal liaison between the independent directors and the Chief Executive Officer on sensitive issues and raising at any meeting of the Board items that are not appropriately or best put forward by the Chief Executive Officer; and (iv) communicating to the Chief Executive Officer the independent directors’ annual evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer

serves as the Chairman of the Board. We believe that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business, and most capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while the Chief Executive Officer brings Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined Lead Director role (as described above);

•	executive sessions of the independent directors held prior to quarterly board meetings; and

•	an annual performance evaluation of the Chairman/Chief Executive Officer by the independent directors.

While there may be circumstances in the future that would lead the Company to separate the offices of Chairman and Chief Executive Officer, we do not believe this is currently necessary due to the nature and size of the operations of the Company, the overall independence of the Board from management, and the strength of the Lead Director’s role on the Board.

Committees of the Board

The Board currently has five standing committees: the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Business & Development Advisory Committee, and the Non-Executive Equity Award Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit and Finance Committee

Members: Brian Corvese, Chair Shahzad Malik, MD Timothy R. Wright	Meetings in 2015: 8

The Audit and Finance Committee consists entirely of independent directors within the meaning of the NASDAQ listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board has determined that Mr. Corvese, Chair of the Committee, and Dr. Malik each qualify as audit committee financial experts. For a description of Mr. Corvese and Dr. Malik’s relevant experiences that qualify them as audit committee financial experts, please see their biographies on page 7 and page 9, respectively. During 2015, the Audit and Finance Committee consisted of Mr. Corvese (Chair), Dr. Malik, Mr. Wright and Tom Dechaene. Mr. Dechaene retired from the Board on December 31, 2015, and Dr. Malik joined the Audit and Finance Committee on June 25, 2015. The Audit and Finance Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit and Finance Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit and Finance Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviews the Code of Ethics annually, and periodically meets with our Chief Compliance Officer. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit and Finance Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. Please also see the Report of the Audit and Finance Committee on page 69.

Compensation Committee

Members: Wadih Jordan, Chair Brian Corvese Timothy R. Wright	Meetings in 2015: 11

The Compensation Committee consists entirely of independent directors within the meaning of applicable NASDAQ listing rules. During the entirety of 2015, Mr. Jordan (Chair), Mr. Corvese and Mr. Wright were members of the Compensation Committee. The committee’s primary responsibilities are to address our executive officers’ and other key employees’ development, retention, and performance and to oversee compensation and benefit matters. It reviews and approves compensation policies for Agenus to ensure that our compensation strategy supports organizational objectives and stockholder interests and does not create incentives for inappropriate risk-taking. The committee determines the compensation of the Chief Executive Officer, and reviews and approves the compensation of all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee approves and recommends, and suggests material changes to, any employee incentive compensation or retirement plans and any director compensation plans.

The Compensation Committee considers appropriate companies for compensation comparison purposes and retained an outside compensation consultant in 2015, Independent Stock Plan Advisors, LLC (“ISP”), and in 2016, Radford, an Aon Hewitt Company—a division of Aon Corporation (“Radford”), to provide market reference information for compensation and benefits. The committee has the authority to retain special legal, accounting, or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. Please also see the Compensation Discussion and Analysis starting on page 17, and the accompanying Compensation Committee Report on page 32. ISP did, and Radford does, not provide any services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee determined that ISP, as advisor to the Compensation Committee during 2015, was independent and that the work performed by ISP did not raise any conflicts of interest in 2015 that would preclude the Compensation Committee from reviewing and considering ISP’s analyses when making compensation decisions. The Compensation Committee performed the same analysis with respect to Radford and reached the same conclusion.

Corporate Governance and Nominating Committee

Members: Timothy R. Wright, Chair Shalini Sharp	Meetings in 2015: 3

The Corporate Governance and Nominating Committee consists entirely of independent directors within the meaning of applicable NASDAQ listing rules. During 2015, the Corporate Governance and Nominating Committee consisted of Mr. Wright (Chair), Ms. Sharp and Mr. Dechaene. Mr. Dechaene retired from the Board on December 31, 2015, and Ms. Sharp joined the Corporate Governance and Nominating Committee on June 25, 2015. The Corporate Governance and Nominating Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Ethics and meets periodically with our Chief Compliance Officer, including meeting, as needed, for separate private sessions with the Chief Compliance Officer without other members of management present.

The Corporate Governance and Nominating Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Agenus. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Corporate Governance and Nominating Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy on diversity. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no unaffiliated stockholder has ever recommended a director candidate. When considering director candidates, the Corporate Governance and Nominating Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the executive network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. The committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Lead Director, Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attention: Lead Director c/o Chief Compliance Officer.

In addition, our by-laws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. For a description of this by-law provision, see Additional Information on page 70 of this proxy statement. The charter of the Corporate Governance and Nominating Committee is posted on the corporate governance section of our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, Attn: Lead Director c/o Chief Compliance Officer. You should indicate on your correspondence that you are an Agenus stockholder. Communications will be distributed to the Lead Director, the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to inquiries of a commercial nature, which generally will not be forwarded to the Lead Director. Inquiries regarding accounting, internal controls over financial reporting, or auditing matters will be forwarded to the Chair of the Audit and Finance Committee, and inquiries involving matters governed by the Code of Ethics will be forwarded to the Chair of the Corporate Governance and Nominating Committee and the Chief Compliance Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2015 were Mr. Jordan (Chair), Mr. Corvese, and Mr. Wright. No member of the Compensation Committee was at any time during 2015, or formerly, an officer or employee of Agenus or any subsidiary of Agenus. No executive officer of Agenus has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of Agenus or member of our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, who are referred to throughout this proxy statement as our “named executive officers,” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for 2015 are:

•	Dr. Garo H. Armen—Chairman and Chief Executive Officer

•	C. Evan Ballantyne—Chief Financial Officer(1)

•	Christine M. Klaskin—Vice President, Finance(1)

•	Ozer Baysal—Chief Business Officer

•	Dr. Robert B. Stein—President, Research & Development

•	Karen H. Valentine—Chief Legal Officer and General Counsel

(1)	Mr. Ballantyne commenced employment with us as our Chief Financial Officer in June 2015. Prior to this time in 2015, Ms. Klaskin served as our principal financial officer and, for this reason, she is included as a named executive officer for 2015.

Executive Summary

Our compensation program is designed to attract and retain the highest caliber talent, reward strong performance and align incentives with the creation of long-term stockholder value, taking into consideration the Company’s resource constraints. The short-term compensation of our named executive officers is positioned at approximately the 50th percentile of our compensation peer group, and our long-term incentive programs are designed to preserve our cash resources, promote long-term decision-making and align reward with stock price appreciation.

Our performance in 2015 exceeded our annual goals in the aggregate, despite challenging circumstances, including limited financial and human resources, aggressive timelines and third party competition. As more specifically described below, during 2015 we:

•	filed investigational new drug applications (“INDs”) for antibody candidates targeting GITR (in Incyte’s name) and CTLA-4 and advanced additional antibody candidates targeting OX40 and PD-1;

•	broadened our asset and technology foundation and secured our own antibody manufacturing capabilities by executing a number of strategic acquisitions;

•	consummated a global alliance with Incyte Corporation (“Incyte”) and later expanded it with the addition of three new targets;

•	extended our alliance with Merck Sharpe & Dohme (“Merck”);

•	significantly improved our balance sheet by raising approximately $235 million in cash, including a $100 million royalty bond financing relating to QS-21; and

•	continued to build our team and expand our internal capabilities by recruiting top tier talent across the broad spectrum of our business.

We believe that our incentive programs were administered in a manner consistent with our operating performance, long-term objectives, and compensation philosophy. Given the Company’s overall performance in 2015, the annual cash bonuses awarded to our named executive officers for 2015 performance ranged from 111% to 170% of their targets, and the remaining one-third of the performance-vesting stock options granted to our named executive officers in 2013 and one-half of the performance-vesting stock options granted to our named executive officers in 2015 vested during 2015 based on the achievement of pre-established milestones relating to our market capitalization.

Compensation Philosophy

Our executive compensation program is designed to attract and retain the highest caliber executives and reward and align incentives with the creation of long-term stockholder value, while effectively managing the risks and challenges inherent to a biotechnology company of our size and stage of development. We offer a compensation package that combines short- and long-term components, cash and equity, and fixed and contingent payments, in the proportions we believe appropriately incent and reward our executives to achieve the following goals:

•	create long-term stockholder value;

•	build a creative and high performing team whose participants understand and share our business objectives and ethical and cultural values and retain these key team members;

•	demonstrate leadership and innovation in the identification, development, and commercialization of product candidates that fit our strategic objectives;

•

effectively manage the multiple dimensions of our business, from research and development, through clinical trials, manufacturing, strategic alliances, and in all aspects of our operations in order to maximize the value of each dollar deployed; and

•	identify and address our short- and long-term financing requirements in a highly strategic and creative manner, and deploy available funds for the maximum benefit to our stockholders.

Our general philosophy is to emphasize equity over cash compensation and long-term over short-term compensation. Our executive compensation program not only aims to be competitive in our industry, but also to be fair relative to other professionals within our organization. Our executives’ base salary, target annual bonus levels, and target annual long-term incentive award values are set at levels that are competitive with our peers. Executives have the opportunity to earn above-market pay for above-market performance as measured against our peer group of companies (see “Competitive Market Review” for further information on our peer group).

We continually review our executive compensation program in order to ensure that it rewards executives for achieving our goals and objectives in a manner consistent with our company’s philosophy and values and our peer group. In designing our compensation package we also seek to reward executive decisions that align the Company’s goals and objectives with delivering positive stockholder returns. We evaluate and reward our executives based on the Company’s performance, their contribution to the achievement of short- and long-term goals and objectives, and their ability to take advantage of unique opportunities and overcome difficult challenges within our business. We believe that our mix of short-term and long-term incentives, and our evaluation of performance results, assist us in managing any risk taking that may result from our compensation program and aligning our employees’ behavior with our overall business plan and the interests of our stockholders. Our Compensation Committee has concluded that our current compensation programs present no risk that is reasonably likely to have a material adverse effect on the Company.

At the Company’s 2014 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of 96.2% of the votes cast on that proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and this approach has not changed since the 2014 Annual Meeting of Stockholders. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our named executive officers. At our 2011 Annual Meeting of Stockholders, our stockholders also had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Our stockholders approved a proposal to hold say-on-pay votes every three years. Accordingly, our Board adopted the policy to hold say-on-pay votes every three years until the next required “say-on-frequency” advisory vote, and therefore, our stockholders will have the opportunity to vote on both “say-on-pay” and “say-on-frequency” proposals next year at our 2017 Annual Meeting of Stockholders.

Competitive Market Review

The market for top tier executive talent in the biotechnology industry is highly competitive. In order to attract and retain a superior leadership team we need to draw upon a pool of talent that is highly sought after by both large and established pharmaceutical and biotechnology companies in and outside our geographic area and by other life science companies.

We believe we have a competitive advantage in our ability to offer significant upside potential through stock options and other equity-based awards. In addition, we offer market cash compensation levels through competitive base salaries and cash bonus opportunities. We also compete on the basis of our vision of future success, our culture and values, the cohesiveness and productivity of our teams, and the excellence of our scientists and management personnel.

In order to succeed in attracting highly talented executives, we continuously monitor market trends and draw upon surveys prepared by the Radford Surveys division of AON Hewitt, custom research developed by our compensation consultants, ISP for 2015 and Radford for 2016, and other nationally recognized surveys. Our Compensation Committee reviews data that analyzes various cross-sections of our industry as well as relevant geographical areas.

Market References: How We Define Market and How We Use Market Compensation Data. Our Compensation Committee has engaged ISP and Radford as independent compensation consultants to evaluate our total compensation program and compare it to levels in the market.

Defining the Market. For 2015, we used two market references to compare our total compensation practices and levels to those in the market:

1.	Radford Global Life Sciences Survey conducted by Radford: A national survey of executive compensation levels and practices that covers approximately 1,900 positions in more than 700 life science organizations. We focused primarily on a predetermined subset of companies with between 150 and 499 employees.

2.	Proxy data derived from a peer group of biotech companies of a similar size, market capitalization, development stage and therapeutic focus. On an annual basis, our compensation consultant recommends, and our Compensation Committee approves, a group of comparable companies as our peer group. For each of 2014 and 2015, ISP worked with our Compensation Committee to review, evaluate and develop our peer group. Based on the recommendation of ISP, the Compensation Committee made no changes to this peer group in 2015. Our peer group for each of 2014 and 2015 was the following:

ArQule, Inc.

Array BioPharma Inc.

AVEO Pharmaceuticals, Inc.

BioCryst Pharmaceuticals, Inc.

Cell Therapeutics, Inc.

Curis, Inc.

Cytokinetics, Incorporated

GTx, Inc.

Idera Pharmaceuticals, Inc.

Immunomedics, Inc.

Infinity Pharmaceuticals, Inc.

Omeros Incorporated

Pain Therapeutics, Inc.

Peregrine Pharmaceuticals, Inc.

Sunesis Pharmaceuticals, Inc.

Synta Pharmaceuticals Corp.

Trubion Pharmaceuticals, Inc.

Vical, Inc.

ZIOPHARM Oncology, Inc.

Determining Market Levels and Specific Comparisons. We compare our practices and amounts of compensation against our peer group by each compensation component, by total annual compensation (including target annual incentive opportunity) and by total compensation including equity compensation components. The competitive comparisons made in this process are used to determine our approximate position relative to the appropriate market reference by compensation component and in total.

Total Compensation

We intend to continue our strategy of compensating our named executive officers at competitive levels, with the opportunity to earn above-market pay for above-market performance. We will continue to emphasize long-term equity incentives and performance-based incentive compensation delivered in the form of equity-based awards to maintain our competitive pay philosophy.

For 2015, the total compensation paid to the named executive officers generally fell between the 50th and 60th percentile of total compensation paid to executives holding equivalent positions in our peer group of companies. Total compensation includes annual base salary, target cash bonus and grant date value of equity awards. We believe that the total compensation paid to our named executive officers was reasonable in the aggregate given our corporate performance and our financial circumstances.

The competitive posture of our total annual compensation versus the market references will vary year to year based on Company and individual performance, as well as the performance of the peer group companies and their respective level of annual performance bonus awards made to their executives. We expect to continue targeting total compensation at approximately the 50th percentile, with an emphasis on performance-based variable compensation. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

Role of Our Compensation Committee

Our Compensation Committee approves, administers, and interprets our executive compensation and benefit policies, including awards that have been made to executives under our 1999 Equity Incentive Plan (as amended) and under our 2009 Equity Incentive Plan, as amended to date (the “2009 Equity Incentive Plan”). Our Compensation Committee is appointed by our Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. Our Compensation Committee is comprised of Mr. Jordan (Chair), Mr. Corvese and Mr. Wright.

Our Compensation Committee ensures that our executive compensation program is consistent with our compensation philosophy and our Governance Guidelines (described above), and determines the executive compensation packages offered to our officers.

Executive Compensation Program

Components of our Compensation Program

Our compensation program consists of the following four components (each described in more detail below):

•	Short-term compensation (including base salary and annual incentive bonuses);

•	Long-term incentives;

•	Benefits; and

•	Severance compensation and termination protection.

To determine levels of overall executive compensation, the Compensation Committee balances individual, functional area, and company-wide goals and achievements. For purposes of setting the annual goals under our annual bonus program, each executive participates in establishing the objectives of our Company as a whole and offers his or her views as to the goals of each other’s functional area, insofar as those goals impact the individual executive’s own functional area. After the end of the relevant fiscal year, we also ask our executives to provide feedback not only on their own performance and that of their particular area, but also of other functional areas and our entire organization. We see this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management. Final goals and objectives for our annual bonus program are approved by the Board.

In 2015, our Company goals included:

•	File INDs for two or more checkpoint modulaters (“CPMs”);

•	Advance IND enabling studies for two or more additional CPMs sufficient to file INDs in 2016;

•	Finalize registration strategy for Prophage in newly diagnosed glioblastoma multiforme (“ndGBM”);

•	Consummate a global alliance for our CPMs and extend our Merck alliance;

•	Expand, strengthen and optimize our antibody discovery engine through strategic acquisitions and in-licenses;

•	Raise funds required to aggressively advance our strategic initiatives and key programs, including monetizing non-core assets; and

•	Close key capability gaps and continue to grow the organization with world class talent.

At the end of each year, we and our Compensation Committee evaluate the achievement of Company goals and objectives, along with individual executive performance, and begin discussions regarding goals and objectives for the next fiscal year. Incentive compensation, based on the achievement of goals and objectives, may be awarded in the form of an annual cash bonus and equity-based awards. Equity-based awards are used to align the interests of our executives with those of our stockholders and to promote a long-term performance perspective and progress toward achieving our long-term strategy.

Our senior executives’ total compensation may vary year to year based on Company and individual performance. Further, the value to our senior executives of equity awards will vary based on our stock price performance. The general structure of our compensation programs for executive officers is consistent with that of non-executive members of the Agenus management team. Perquisites are not a general component of our compensation program for all executives; however, we provide Dr. Armen with car services, and we provide Dr. Stein with access to corporate housing, housing and automobile allowances and financial planning and advisory services, all as noted below.

Short-term Compensation.

Our short-term compensation program consists of base salary and annual incentive bonuses. Base salary will typically be used to recognize the experience, skills, knowledge, and responsibilities required of each officer, as well as competitive market conditions.

Base Salary: Base salaries for our executives are generally positioned at or around the 50th percentile versus our peer group (see “Competitive Market Review” above for further information on our peer group). In establishing the base salaries of our executive officers, our Compensation Committee (with input from our CEO, other than with respect to his own base salary) takes into account a number of factors, including the executive’s seniority, position and functional role, and level of responsibility.

We also consider the following factors when determining base salary:

•

For newly hired personnel, we consider the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Agenus. In addition, we consider the competitive market for corresponding positions within comparable companies of similar size and stage of development.

•

For individuals newly promoted to a position, we also consider the competitive market and their prior salary and experience. Where these individuals may not have the same level of experience at the time of promotion as a counterpart hired from outside the Company, we may implement a multi-step approach to bringing their salaries in line with targeted levels. Salary increases at each of these steps will be contingent on the continued good performance of the individual.

The base salaries of our named executive officers are reviewed on an annual basis, and adjustments are made to reflect performance-based factors, as well as competitive conditions. Increases are considered within the context of our overall annual financial position before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine base salary increases. In June 2015, the Board approved a base salary increase for each of Dr. Armen, Ms. Klaskin, Dr. Stein and Ms. Valentine effective as of July 1, 2015, as described below under “Compensation Actions for our Named Executive Officers.”

Annual Incentive Bonuses: Annual incentive bonuses for our executive officers are based on achievement of the Company’s goals and objectives as well as individual performance as outlined in our Executive Incentive Plan. Each executive is eligible to receive an award ranging from 0-200% of his or her target bonus based on the Compensation Committee’s evaluation of the achievement of Company goals and objectives and such individual’s performance. The Company’s annual goals and objectives are set at the beginning of each fiscal year and are reviewed and approved by the Board. At the end of the fiscal year, our executive management prepares a report outlining the extent to which Company goals and objectives were achieved and presents that report to the Compensation Committee along with a recommendation on the percentage funding level for the executive officers’ target bonus awards. The Compensation Committee evaluates the report, along with any relevant supporting documentation, and considers it in the context of any change in facts or circumstances that could have impacted goal attainment throughout the year. From time to time, the Compensation Committee may request supplemental information from management to support its evaluation. Based on this evaluation, as well as the Company’s available financial resources, the Compensation Committee determines the appropriate funding level for the executive officers’ target bonus payout. There is no quantifiable formula or weighting of goals. As a result, the Compensation Committee exercises discretion in establishing the funding level of the executive officers’ target bonus payout, taking into account the level of achievement of the Company goals as a whole. Once determined, the recommended bonus payout level is applied to each executive officer’s target bonus percentage to establish the individual target award. The Compensation Committee may exercise further discretion to adjust the actual bonus paid to any individual executive officer based on his or her individual performance that impacted the Company’s overall performance, which it did in 2015.

For the 2015 performance year, the annual incentive awards granted to our executive officers and other members of key management were based on their target bonuses, which were set based on competitive benchmarks, the Committee’s assessment of overall Company performance and each person’s unique contribution to the Company’s overall performance.

In determining the annual incentive awards granted to our executive officers for the 2015 performance year, our Compensation Committee noted the following key company accomplishments:

•	Filed INDs for antibody candidates targeting GITR and CTLA-4;

•	Advanced pre-clinical development of antibody candidates targeting OX40 and PD-1;

•	Consummated a global alliance with Incyte Corporation for our CPMs and later expanded it to include three additional targets;

•	Extended alliance with Merck;

•

Expanded and strengthened our antibody discovery engine through several strategic acquisitions and in-licenses, including SECANT® Yeast Display from Celexion, LLC and bacteriophage display from Iontas;

•

Acquired an antibody pilot plant manufacturing facility from XOMA Corporation and retained all key staff, enabling us to improve the speed, quality and cost of drug product required to advance certain of our CPM programs through clinical proof-of-concept studies, and providing us with a distinct competitive advantage;

•	Acquired PhosImmune Inc., strengthening our neoantigen and vaccine development capabilities;

•

Recruited senior leadership in pre-clinical development, informatics and molecular sciences, cellular immunology, non-clinical safety and regulatory affairs and built out our drug discovery and project management teams;

•	Strengthen our corporate management team with the appointment of a Chief Financial Officer and new senior leadership in business development; and

•

Significantly improved our balance sheet, raising approximately $235 million in cash and finishing the year with approximately $172 million in cash and cash equivalents, which includes the proceeds from a $100 million royalty bond financing relating to QS-21.

Our Compensation Committee gave weight to the fact that these accomplishments were made in a challenging economic environment in which the management team was under substantial resource constraints, and that the accomplishments in 2015 were critical in repositioning the Company for future growth and the creation of stockholder value, especially the successful consummation of our global alliance with Incyte and the advancement of our CPM programs, including the successful IND filings for antibodies targeting GITR and CTLA-4, which remain on track to commence clinical trials in the first half of 2016, as well as the strengthening of our balance sheet through creative, non-dilutive transactions. The range in individual awards reflects each executive officer’s unique contribution to the Company’s overall performance. The table below shows the following for each of our named executive officers in 2015: target bonus (as a percentage of base salary), actual bonus received (as a percentage of base salary) and actual bonus received (as a percentage of target).

Named Executive Officer	2015 Target Bonus (% of base salary)	2015 Actual Bonus (% of base salary)	2015 Actual Bonus (% of target)
Dr. Armen	50%	85%	170%
Mr. Ballantyne	40%	49%	123%
Mr. Baysal	40%	44%	111%
Ms. Klaskin	30%	44%	145%
Dr. Stein	40%	62%	156%
Ms. Valentine	40%	65%	162%

Long-term Incentives.

Our long-term incentives consist of time-vesting and performance-vesting stock options, restricted stock grants and performance shares. Performance shares reward performance and the achievement of key milestones that are important to our success. Stock options are performance-based because no value is created unless the value of our common stock appreciates after grant. We also grant stock options that are subject to performance-based vesting to further drive the achievement of key business objectives. Time-based restricted stock encourages employee retention by providing some level of value to executives who remain employed during the vesting period of the award. Equity-based awards also support an ownership culture and thereby encourage our executives to take actions that are best for the Company’s long-term success. Our Compensation Committee grants equity incentives to our executives and employees generally to enable them to participate in long-term appreciation of our stockholder value, as well as to share the impact of any business setbacks. Unlike many companies in our industry, we have a practice of granting equity-based awards deep in our organization, believing that we will succeed if our employees feel invested in us, our business and our future.

Initial and Promotional Long-Term Incentive Grants:

The size of the initial long-term incentive grant made to executive officers upon joining the Company or to current employees being promoted to executive officer positions is primarily based on competitive conditions applicable to the executive’s specific position. In addition, the Compensation Committee considers the number of shares of common stock underlying equity-based awards owned by other executives in comparable positions within our Company and has, with the assistance of its independent compensation consultant, established long-term incentive guidelines for specified categories of executives. We believe this strategy is consistent with the approach of other companies in our peer group and, in our Compensation Committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

Market Comparisons:

We use a number of methodologies to make external comparisons when we determine the number of options, restricted stock and performance shares to be granted to each executive. On an individual basis, we compare:

•	the fair value of the grant, determined using methods that are consistent with the guidance in Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”),

•	the face value of the grant by position,

•	the face value of the grant as a multiple of base salary,

•	the number of shares of common stock underlying all options, restricted stock and performance shares granted by position,

•

the number of shares of common stock underlying all options, restricted stock and performance shares, in total, granted, and still held, by position as a percentage of total shares granted and of total common shares outstanding, and

•	the proportion of exercisable to non-exercisable awards held, in total.

On a total Company basis, we analyze:

•	total annual equity burn rates,

•	total number of shares remaining in the approved pool under the 2009 Equity Incentive Plan, and

•	equity overhang.

We believe these comparisons provide important additional context for comparing the competitive level of our equity-based compensation practices versus the market.

Ultimately, awards to executive officers are driven by their and the Company’s performance over time, their ability to impact our results that drive stockholder value, their level within the organization, their potential to take on roles of increasing responsibility in our Company, and competitive equity award levels for similar positions and organization levels in our peer companies. Equity awards are not granted automatically to our executives on an annual basis.

Certain Outstanding Awards:

In September 2013, the Compensation Committee approved grants of stock options to the Company’s executive officers and the senior management team that vest on the achievement of key milestones. These awards were based upon guidelines recommended by the Compensation Committee’s independent compensation consultant. The weightings for these awards were based on the Compensation Committee’s judgment and its assessment of the strategic importance of the applicable milestone. The Compensation Committee believes these stock options enhanced the pay-for-performance characteristics of the Company’s long-term incentive strategy and were aligned with stockholder interests as the awards vested upon achievement of strategically important milestones.

For the September 2013 stock option grants, one-third of the options vested on the achievement of any of the seven performance milestones listed below, such that the options would be fully vested if any three of the seven performance milestones were achieved. The 2013 stock option grants had a term of three years, such that any portion of the grant not vested before the three-year anniversary of the grant date would be forfeited. The milestones were as follows:

•	Filing of a U.S. or European marketing application for a product containing QS-21 Stimulon.

•	FDA Granting of Breakthrough Therapy Designation for HSPCC-96 in GBM.

•	A successful readout on Phase 2a trial of HerpV as defined in the protocol.

•	Execution of an out licensing or collaboration agreement for a Prophage series product.

•	Execution of an out licensing or collaboration agreement for HerpV.

•	Completion of one commercial, two clinical, or five pre-clinical in-license, asset acquisition or collaboration agreements.

•	Achievement of a market capitalization of $200 million or more for a period of 30 consecutive days.

On June 25, 2014, the Compensation Committee vested one-third of the September 2013 grant based on the completion of the acquisition of 4-Antibody, which included six pre-clinical assets.

On July 24, 2014, the Compensation Committee vested an additional one-third of the September 2013 grant based on GlaxoSmithKline plc’s (“GSK’s”) submission of a regulatory application to the EMA for its malaria vaccine candidate, RTS,S, which contains Agenus’ QS-21 Stimulon adjuvant and which the EMA accepted for review.

On January 27, 2015, the remaining one-third vested when the Company’s market capitalization remained above $200 million for the 30th consecutive day.

In February 2015, the Compensation Committee approved grants of stock options to the Company’s executive officers and the senior management team that vest according to the following schedule: (i) 70% of each grant vests quarterly over a three-year period from the date of grant and (ii) 30% of each grant vests on the achievement of performance milestones (the “Milestone Portion”). For each grant, half of the Milestone Portion will vest on the achievement of any one of the four performance milestones listed below, and the remaining half will vest on the achievement of any additional performance milestone listed below. The Milestone Portion of each grant is subject to a term of 30 months, such that any portion of the Milestone Portion of each grant that is not vested before the 30-month anniversary of the grant date will be forfeited. The performance milestones are as follows:

•	Completion of IND filings with the FDA for antibodies against any two of the following CPM targets on or before March 31, 2016: GITR, OX40, or CTLA-4.

•	Filing of a U.S. or European marketing application for GSK’s shingles vaccine.

•	Execution of a licensing, collaboration or special financing agreement advancing Prophage into a Phase 3 trial in newly diagnosed GBM.

•	Achieving a market capitalization of $500 million or more for a period of 30 consecutive days.

On July 6, 2015, 50% of the “Milestone Portion” of the February 2015 grant vested when the Company’s market capitalization remained above $500 million for the 30th consecutive day.

In July 2015, the Compensation Committee approved a company-wide performance share grant to all employees at the time, including all of our named executive officers, which are eligible to vest in one-third increments over the three-year period beginning on July 1, 2015 based on the achievement of certain key Company milestones that are significant to the success of our business. The Compensation Committee chose as the milestones what it believed to be key drivers of our business that will help create long-term value for our stockholders. Any portion of each performance share award that does not vest during the applicable year will be forfeited automatically at the end of such year.

Benefits.

We provide the following benefits to our executive officers generally on the same basis as the benefits provided to all employees:

•	Health, vision and dental insurance,

•	Life insurance,

•	Short- and long-term disability,

•	Flexible Spending Accounts,

•	401(k) plan, and

•	Employee Stock Purchase Plan.

We believe that these benefits are consistent with those offered by companies against which we compete for talent.

We also provide limited personal benefits to our named executive officers, including certain benefits to Dr. Stein as described in the Summary Compensation Table. We provide these benefits to Dr. Stein in order to allow him to focus on his duties as our President of R&D without the disruption associated with having to relocate his home, which we believe, in turn, will increase long-term stockholder value.

Severance Compensation and Termination Protection.

We have entered into employment and change of control arrangements with Dr. Armen, Dr. Stein and Ms. Valentine. Mr. Ballantyne, Mr. Baysal, and Ms. Klaskin participate in our executive change of control plan. These arrangements provide for severance compensation to be paid if the executive’s employment is terminated under certain conditions, such as in connection with a change of control of the Company or a termination without cause by us, each as is defined in the respective agreements or plan.

The employment and change of control arrangements and the executive change of control plan, as applicable, between our Company and our executive officers and the related severance compensation provisions are designed to meet the following objectives:

•

Change of Control: As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, a merger or sale of the Company may be in the best interests of our stockholders. We provide severance compensation if an executive officer is terminated following a change of control transaction in order to maintain management continuity in the event a potential transaction is announced and to promote the ability of our executive officers to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.

•

Termination without Cause: If we terminate the employment of an executive officer who is party to an employment and change of control arrangement without cause, or the executive resigns due to a compensation reduction or, in the case of Dr. Armen, for other good reason as defined in the applicable agreement, we are obligated to continue to pay the executive’s base salary, bonus, and medical and dental benefits for a defined period, as well as to provide outplacement services. We believe this is appropriate because the terminated executive would be bound by confidentiality, non-solicitation and non-compete provisions for a period of one year after termination. In addition, having a mutually agreed to severance package that is in place prior to any termination event provides us with more flexibility to make a change in senior management if we consider such a change to be in our and our stockholders’ best interests.

The payments provided under these arrangements are as follows:

•

Change of Control: Upon a change of control, 100% of the executives’ unvested performance shares immediately vest and 50% of the executives’ unvested stock options and restricted stock immediately vest. If the executive’s employment is terminated other than for cause or if the executive resigns for good reason following the change of control, the remaining 50% vests.

•	If Dr. Armen’s employment is terminated other than for cause or if he resigns for good reason following a change of control, he is also entitled to receive from the Company:

•	a lump sum payment of 24 months of base salary plus two times the higher of his target incentive bonus for that year or his last actual incentive bonus,

•	coverage under our medical and dental plans for a period of 24 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment, and

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code.

•

Our other named executive officers, other than Mr. Ballantyne and Mr. Baysal, are entitled to receive from the Company 18 months base salary, bonus, and medical and dental benefits continuation, and outplacement services. Mr. Ballantyne and Mr. Baysal are entitled to receive from the Company base salary, bonus, and medical and dental benefits continuation for a period of 12 months, and outplacement services. In addition, Ms. Valentine is entitled to a gross-up payment to cover any excise taxes imposed by Section 4999 of the Code.

•	Termination without Cause:

•	If we terminate Dr. Armen’s employment without cause or he resigns for good reason not involving a change of control, he is entitled to receive from the Company:

•	his base salary for a period of 18 months, plus a lump sum payment of 150% of the higher of his target incentive bonus for that year or his last actual incentive bonus,

•	coverage under our medical and dental plans for a period of 18 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

•	Ms. Valentine and Dr. Stein are entitled to 12 months base salary, bonus, medical and dental benefits continuation, and outplacement services under the same circumstances.

Executive employment and change of control arrangements are covered in greater detail below in the section entitled “Compensation of Executive Officers—Potential Payments Upon Termination or Change of Control.”

Compensation Actions for our Named Executive Officers

Compensation actions for 2015 and 2016 reflect our Compensation Committee’s assessments of performance relative to Company goals and objectives and individual performance objectives, and comparisons against market references described above.

Dr. Armen, our Chief Executive Officer, makes recommendations to our Compensation Committee as to individual compensation actions for our senior executives, including our named executive officers, but excluding himself. Using the same criteria outlined above, our Compensation Committee works with our Vice President of Human Resources and Administration and our independent compensation consultant to determine the specific compensation actions for our named executive officers. Our Compensation Committees makes all final determinations regarding the compensation of our executive officers, including our named executive officers.

Our compensation actions for our Chief Executive Officer and our other named executive officers are summarized as follows:

Dr. Garo H. Armen—Chairman and Chief Executive Officer

Compensation Actions in 2015:

•	Base Salary: In July 2015, our Compensation Committee increased Dr. Armen’s base salary by 11.7% from $515,000 to $575,000.

•	Annual Incentive Bonus: In February 2015, our Compensation Committee approved a cash bonus of $420,000 to reward Dr. Armen for his performance in 2014.

•

Long-Term Incentives: In conjunction with a company-wide award in February 2015, Dr. Armen was awarded an option to purchase 240,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. Of the 240,000 shares, 168,000 shares vest in equal quarterly increments over a three-year period and 72,000 shares vest based on the achievement of certain company performance milestones listed above. Also in connection with a company-wide award in February 2015, Dr. Armen was awarded an option to purchase 10,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. The award was fully-vested at the time of grant and was a years-of-service award made to all employees of the Company who have been employees for at least 10 years or more. In connection with a company-wide grant in July 2015, Dr. Armen was awarded 215,894 performance shares that vest based on the achievement of certain key Company milestones.

Certain Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Dr. Armen’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved a cash bonus of $490,000 to reward Dr. Armen for his performance in 2015.

C. Evan Ballantyne—Chief Financial Officer

Compensation Actions in 2015:

•	Base Salary: Mr. Ballantyne was hired in June 2015 with a base salary of $350,000.

•	Annual Incentive Bonus: Given that he wasn’t employed during 2014, Mr. Ballantyne received no annual incentive bonus in 2015.

•

Long-Term Incentives: On his date of hire, Mr. Ballantyne was granted an option to purchase 150,000 shares of our common stock at an exercise price per share of $9.78, representing the fair market value of a share of our common stock on the grant date. The option vests in equal annual increments over a four-year period and was an inducement equity grant approved by the Board pursuant to NASDAQ Listing Rule 5635(c)(4). In connection with a company-wide grant in July 2015, Mr. Ballantyne was awarded 65,707 performance shares that vest based on the achievement of certain key Company milestones.

Certain Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Mr. Ballantyne’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved a cash bonus of $86,100 to reward Mr. Ballantyne for his performance in 2015.

Christine M. Klaskin—Vice President, Finance

Compensation Actions in 2015:

•	Base Salary: In July 2015, our Compensation Committee increased Ms. Klaskin’s base salary by 8.7% from $230,000 to $250,000.

•	Annual Incentive Bonus: In February 2015, our Compensation Committee approved a cash bonus of $103,500 to reward Ms. Klaskin for her performance in 2014.

•

Long-Term Incentives: In conjunction with a company-wide award in February 2015, Ms. Klaskin was awarded an option to purchase 35,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. Of the 35,000 shares, 24,500 shares vest in equal quarterly increments over a three-year period and 10,500 shares vest based on the achievement of certain company performance milestones listed above. Also in connection with a company-wide award in February 2015, Ms. Klaskin was awarded an option to purchase 10,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. The award was fully-vested at the time of grant and was a years-of-service award made to all employees of the Company who have been employees for at least 10 years or more. In connection with a company-wide grant in July 2015, Ms. Klaskin was awarded 31,289 performance shares that vest based on the achievement of certain key Company milestones.

Certain Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Ms. Klaskin’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved a cash bonus of $108,750 to reward Ms. Klaskin for her performance in 2015.

Ozer Baysal—Chief Business Officer

Compensation Actions in 2015:

•	Base Salary: Our Compensation Committee made no change to Mr. Baysal’s base salary for 2015.

•	Annual Incentive Bonus: In February 2015, our Compensation Committee approved a cash bonus of $125,400 to reward Mr. Baysal for his performance in 2014.

•

Long-Term Incentives: In conjunction with a company-wide award in February 2015, Mr. Baysal was awarded an option to purchase 39,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. Of the 39,000 shares, 27,300 shares vest in equal quarterly increments over a three-year period and 11,700 shares vest based on the achievement of certain company performance milestones listed above. In connection with a company-wide grant in July 2015, Mr. Baysal was awarded 39,236 performance shares that vest based on the achievement of certain key Company milestones.

Certain Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Mr. Baysal’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved a cash bonus of $92,796 to reward Mr. Baysal for his performance in 2015.

Dr. Robert B. Stein—President, Research & Development

Compensation Actions in 2015:

•	Base Salary: In July 2015, our Compensation Committee increased Dr. Stein’s base salary by 14% from $350,000 to $400,000.

•

Annual Incentive Bonuses: In February 2015, our Compensation Committee approved a cash bonus of $250,000 to reward Dr. Stein for his performance in 2014, less the $65,000 previously paid in June 2014 for his performance in the first half of 2014. In July 2015, our Compensation Committee approved a cash bonus of $100,000 to Dr. Stein, which represented 63% of his target 2015 annual incentive bonus, to reward Dr. Stein for his performance during the first half of 2015.

•

Long-Term Incentives: In conjunction with a company-wide award in February 2015, Dr. Stein was awarded an option to purchase 125,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. Of the 125,000 shares, 87,500 shares vest in equal quarterly increments over a three-year period and 37,500 shares vest based on the achievement of performance milestones. In connection with a company-wide grant in July 2015, Dr. Stein was awarded 100,125 performance shares that vest based on the achievement of certain key Company milestones.

•

Other Compensation: In December 2015, the Compensation Committee approved allowances of up to $80,000 for Dr. Stein over a 12-month period, comprised of a housing allowance of up to $6,000 per month for his primary residence in New York and exclusive use of a company automobile at a lease rate of $1,250 per month. The Compensation Committee also authorized the Company to engage a third party financial planning and advisor service on Dr. Stein’s behalf and provided Dr. Stein access to a corporate apartment in Lexington, MA.

Certain Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Dr. Stein’s base salary for 2016.

•

Annual Incentive Bonus: In March 2016, our Compensation Committee approved a cash bonus of $249,600 to reward Dr. Stein for his performance in 2015, less the $100,000 previously paid in July 2015 for his performance in the first half of 2015.

Karen H. Valentine—Chief Legal Officer and General Counsel

Compensation Actions in 2015:

•	Base Salary: In July 2015, our Compensation Committee increased Ms. Valentine’s base salary by 13% from $300,000 to $340,000.

•	Annual Incentive Bonus: In February 2015, our Compensation Committee approved a cash bonus of $200,000 to reward Ms. Valentine for her performance in 2014.

•

Long-Term Incentives: In conjunction with a company-wide award in February 2015, Ms. Valentine was awarded an option to purchase 80,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. Of the 80,000 shares, 56,000 shares vest in equal quarterly increments over a three-year period and 24,000 shares vest based on the achievement of certain company performance milestones listed above. Also in connection with a company-wide award in February 2015, Ms. Valentine was awarded an option to purchase 10,000 shares of our common stock at an exercise price per share of $5.04, representing the fair market value of a share of our common stock on the grant date. The award was fully-vested at the time of grant and was a years-of-service award made to all employees of the Company who have been employees for at least 10 years or more. In connection with a company-wide grant in July 2015, Ms. Valentine was awarded 74,468 performance shares that vest based on the achievement of certain key Company milestones.

Certain Compensation Actions in 2016:

•	Base Salary: Our Compensation Committee made no change to Ms. Valentine’s base salary for 2016.

•	Annual Incentive Bonus: In March 2016, our Compensation Committee approved a cash bonus of $220,320 to reward Ms. Valentine for her performance in 2015.

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. We are asking our shareholders to approve the material terms of our 2009 Amended and Restated Equity Incentive Plan and our 2016 Executive Incentive Plan, consistent with Section 162(m). However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may, in its judgment, authorize, and has authorized, compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Compensation Committee charter is posted on the corporate governance section of our website at http://www.agenusbio.com/finance/corporate-governance. No material on our website is part of this proxy statement.

The Compensation Committee of the Board has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

By the Compensation Committee,

Wadih Jordan (Chair)

Brian Corvese

Timothy R. Wright

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

This table shows certain information about the compensation earned in 2015, 2014, and 2013 by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus(22) ($)		Stock Awards(5) ($)		Option Awards(12) ($)		All Other Compensation(24) ($)	Total ($)
Garo H. Armen, Ph.D.(1)	2015	544,538		490,000		0	(6)	833,099	(13)	8,271	1,875,908
Chief Executive Officer	2014	502,360	(4)	420,000		—		1,336,213	(14)	—	2,258,573
	2013	489,720	(4)	439,512		212,902		595,620	(14)	10,870	1,748,624

C. Evan Ballantyne(2)	2015	179,038		86,100		0	(7)	1,160,806		—	1,425,944
Chief Financial Officer

Christine M. Klaskin	2015	239,846		108,750		0	(8)	155,542	(15)	11,486	515,624
Vice President, Finance	2014	222,855		103,500		—		271,007	(16)	—	597,362
	2013	215,710		145,896		—		97,763	(16)	—	459,369

Ozer Baysal	2015	209,000		92,796		0	(9)	128,901	(17)	9,406	440,103
Chief Business Officer	2014	204,327		125,400		—		261,296	(18)	—	591,023
	2013	183,654		108,000		106,000		297,137	(18)	—	694,791

Robert Stein, Ph.D.(3)	2015	373,654		249,600		0	(10)	413,144	(19)	101,559	1,137,957
President, R&D	2014	323,827		300,000	(23)	—		807,065		121,637	1,552,529

Karen H. Valentine	2015	319,692		220,320		0	(11)	304,274	(20)	12,659	856,945
Chief Legal Officer and General Counsel	2014	289,214		200,000		—		354,192	(21)	—	843,406
	2013	256,520		199,337		—		142,367	(21)	—	598,224

(1)	As an employee-director, Dr. Armen receives no additional compensation for his services to the Board.
(2)	Mr. Ballantyne was hired on June 17, 2015.
(3)	Dr. Stein was hired on January 10, 2014.
(4)	Includes $79,200 in 2014 and $158,400 in 2013 paid in shares of our common stock in lieu of cash at Dr. Armen’s election.
(5)	Amounts shown reflect the grant date fair value of shares awarded during 2013 and 2015 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 as filed on March 15, 2016 for assumptions used in valuing such awards. No stock awards were granted to our named executive officers during 2014.
(6)	Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards at grant date. Assuming the achievement of all milestones, the grant date fair value of the 2015 award is $1,895,549.
(7)	Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards at grant date. Assuming the achievement of all milestones the grant date fair value of the 2015 award is $576,907.
(8)	Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards at grant date. Assuming the achievement of all milestones the grant date fair value of the 2015 award is $274,717.

(9)	Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards at grant date. Assuming the achievement of all milestones the grant date fair value of the 2015 award is $344,492.
(10)	Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards at grant date. Assuming the achievement of all milestones the grant date fair value of the 2015 award is $879,098.
(11)	Stock awards for 2015 include the grant date fair values of performance shares, which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table are valued based on the probable outcome of the performance conditions associated with these awards at grant date. Assuming the achievement of all milestones the grant date fair value of the 2015 award is $653,829.
(12)	Amounts shown reflect the grant date fair value of options awarded during each of 2013, 2014 and 2015 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 as filed on March 15, 2016 for assumptions used in valuing such awards.
(13)	Option awards for 2015 include the grant date fair values of performance-based awards granted in 2015 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Assuming the achievement of all milestones, the grant date fair value of the 2015 performance-based option award is $266,983, $123,556 of which is included in the 2015 amount.
(14)	Option awards for 2014 and 2013 include the grant date fair values of performance-based options awarded in 2013 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Assuming the achievement of all milestones, the grant date fair value of the 2013 performance-based option award is $282,333, $263,513 and $18,820 of which is included in the 2014 and 2013 amounts, respectively.
(15)	Option awards for 2015 include the grant date fair values of performance-based options awarded in 2015 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Assuming the achievement of all milestones, the grant date fair value of the 2015 performance-based option award is $38,935, $18,019 of which is included in the 2015 amount.
(16)	Option awards for 2014 and 2013 include the grant date fair values of performance-based options awarded in 2013 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Assuming the achievement of all milestones, the grant date fair value of the 2013 performance-based option award is $60,500, $56,467 and $4,033 of which is included in the 2014 and 2013 amounts, respectively.
(17)	Option awards for 2015 include the grant date fair values of performance-based options awarded in 2015 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Assuming the achievement of all milestones, the grant date fair value of the 2015 performance-based option award is $43,385, $20,078 of which is included in the 2015 amount.
(18)

Option awards for 2014 and 2013 includes the grant date fair value of performance-based options awarded in 2013 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Assuming the achievement of all probable milestones the grant date fair value of the 2013 performance-based option award is $80,667, $75,290 and $5,377 of which is included in the 2014 and 2013 amounts respectively.
(19)	Option awards for 2015 include the grant date fair values of performance-based options awarded in 2015 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Assuming the achievement of all milestones, the grant date fair value of the performance-based option 2015 award is $139,054, $64,352 of which is included in the 2015 amount.
(20)	Option awards for 2015 include the grant date fair values of performance-based options awarded in 2015 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Amounts in the table with respect to performance-based options are valued based on the probable outcome of the performance conditions associated with these awards. Assuming the achievement of all milestones, the grant date fair value of the 2015 performance-based option award is $88,994, $41,185 of which is included in the 2015 amount.
(21)	Option awards for 2014 and 2013 includes the grant date fair value of performance-based options awarded in 2013 which vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.” Assuming the achievement of all probable milestones the grant date fair value of the 2013 award is $80,667, $75,290 and $5,377 of which is included in the 2014 and 2013 amounts respectively.
(22)	Cash bonuses paid under the Executive Incentive Plan.
(23)	Includes an additional $50,000 special bonus paid to Dr. Stein in 2014 for his performance in connection with our acquisition of 4-Antibody AG.
(24)	Please see the table below, which summarize all other compensation for 2015.

Other Compensation

This table shows the components of the “All Other Compensation” received by our named executive officers in 2015.

Executive Officer	401(k) Match ($)	Housing and Car Allowances ($)		Other Benefits ($)		Total ($)
Garo H. Armen, Ph.D.	8,271	—		—		8,271
Christine M. Klaskin	11,486	—		—		11,486
Ozer Baysal	9,406	—		—		9,406
Robert Stein	—	76,559	(1)	25,000	(2)	101,559
Karen H. Valentine	12,659	—		—		12,659

(1)	Includes (i) use of a corporate apartment near the Company’s headquarters in Lexington, MA, valued at the full rental cost of the apartment, including utilities, for the days used by Dr. Stein, (ii) a housing allowance for Dr. Stein’s primary residence in New York and (iii) personal use of a Company automobile valued at the full monthly lease rate paid by the Company.
(2)	Represents payments made by the Company on Dr. Stein’s behalf in 2015 to a third party financial planning and advisory service.

Grants of Plan-Based Awards for 2015

This table shows our grants of plan-based awards to named executive officers in 2015. All of the awards under the Non-Equity Incentive Plan Compensation column in the Summary Compensation table were made under our Executive Incentive Plan. The awards reflected in the All Other Stock Awards and All Other Option Awards columns were made under our 2009 Equity Incentive Plan other than the June 17, 2015 award to Mr. Ballantyne which was an inducement equity award in accordance with NASDAQ Listing Rule 5635(c)(4). The exercise price of all stock options granted during 2015 was equal to the closing market price of the Company’s common stock on the date of the grant.

Executive Officer	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Garo H. Armen, Ph.D.	2/12/2015	(1)			10,000	5.04	39,862
Chief Executive Officer	2/12/2015	(2)			168,000	5.04	669,682
	2/12/2015	(3)	72,000			5.04	123,556
	7/1/2015	(3)	215,894				0

C. Evan Ballantyne	6/17/2015	(4)			150,000	9.78	1,160,806
Chief Financial Officer	7/1/2015	(3)	65,707				0

Christine M. Klaskin	2/12/2015	(1)			10,000	5.04	39,862
Vice President, Finance	2/12/2015	(2)			24,500	5.04	97,662
	2/12/2015	(3)	10,500			5.04	18,019
	7/1/2015	(3)	31,289				0

Ozer Baysal	2/12/2015	(2)			27,300	5.04	108,823
Chief Business Officer	2/12/2015	(3)	11,700			5.04	20,078
	7/1/2015	(3)	39,236				0

Robert Stein, Ph.D.	2/12/2015	(2)			87,500	5.04	348,793
Chief Scientific Officer	2/12/2015	(3)	37,500			5.04	64,352
	7/1/2015	(3)	100,125				0

Karen H. Valentine	2/12/2015	(1)			10,000	5.04	39,862
Chief Legal Officer and General Counsel	2/12/2015	(2)			56,000	5.04	223,227
	2/12/2015	(3)	24,000			5.04	41,185
	7/1/2015	(3)	74,468				0

(1)	Option vested immediately upon grant date.
(2)	Option vests in 12 equal quarterly installments beginning May 12, 2015.
(3)	Awards vest based on the completion of certain milestones as indicated above in the section titled “Compensation Discussion and Analysis—Long-Term Incentives.”
(4)	Option vests in four equal annual installments beginning June 17, 2016.
(5)	Represents the grant date fair value of stock options and performance shares granted during 2015 determined in accordance with ASC Topic 718, excluding the value of estimated forfeitures. Awards subject to performance-based vesting conditions have been valued based on the probable outcome of such conditions.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table shows outstanding equity awards for the named executive officers as of December 31, 2015:

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Garo H. Armen, Ph.D.	87,500	—		—		9.48	7/16/19	—	—		—
	53,037	—		—		9.78	9/15/16	—	—		—
	35,200	—		—		13.62	9/12/17	—	—		—
	42,500	—		—		9.42	9/10/18	—	—		—
	58,333	—		—		4.50	1/26/20	—	—		—
	81,654	—		—		6.30	1/4/21	—	—		—
	119,178	—		—		3.36	9/14/21	—	—		—
	225,000	—		—		5.34	6/14/22	—	—		—
	166,670	33,330	(2)	—		3.61	6/13/23	—	—		—
	140,000	—		—		2.72	9/12/23	—	—		—
	291,669	208,331	(6)	—		3.00	2/14/24	—	—		—
	42,000	126,000	(8)	—		5.04	2/12/25	—	—		—
	10,000	—		—		5.04	2/12/25	—	—		—
	36,000	—		36,000	(10)	5.04	8/12/17	—	—		—
	—	—		—		—		—	215,894	(3)	980,159

C. Evan Ballantyne	—	150,000		—		9.78	6/15/25	—	—		—
	—	—		—		—	—	—	65,707	(3)	298,310

Christine M. Klaskin	4,537	—		—		9.48	7/16/19	—	—		—
	5,000	—		—		10.44	9/13/16	—	—		—
	2,551	—		—		9.78	9/15/16	—	—		—
	8,150	—		—		13.62	9/12/17	—	—		—
	8,333	—		—		9.42	9/10/18	—	—		—
	12,500	—		—		4.50	1/26/20	—	—		—
	6,666	—		—		6.30	1/4/21	—	—		—
	16,563	—		—		3.36	9/14/21	—	—		—
	56,250	—		—		5.34	6/14/22	—	—		—
	27,090	5,410	(2)	—		3.61	6/13/23	—	—		—
	30,000	—		—		2.72	9/12/23	—	—		—
	58,338	41,662	(6)	—		3.00	2/14/24	—	—		—
	10,000	—		—		5.04	2/12/25	—	—		—
	6,126	18,374	(8)	—		5.04	2/12/25	—	—		—
	5,250	—		5,250	(10)	5.04	8/12/17	—	—		—
	—	—		—		—	—	—	31,289	(3)	142,052

	Option Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Ozer Baysal	12,500	12,520	(4)	—		4.24	1/2/23	—		—		—
	12,500	12,500	(5)	—		3.84	4/1/23	—		—		—
	—	—		—		—	1/2/23	12,500	(4)	—		56,750
	39,590	7,910	(2)	—		3.61	6/13/23	—		—		—
	40,000	—		—		2.72	9/12/23	—		—		—
	50,575	36,125	(6)	—		3.00	2/14/24	—		—		—
	6,825	120,475	(8)	—		5.04	2/12/25	—		—		—
	5,850	—		5,850	(10)	5.04	8/12/17	—		—		—
	—	—				—	—	—		39,236	(3)	178,131

Karen H. Valentine	4,687	—		—		9.48	7/16/19	—		—		—
	2,083	—		—		9.78	9/15/16	—		—		—
	5,000	—		—		12.18	12/4/16	—		—		—
	8,150	—		—		13.62	9/12/17	—		—		—
	8,333	—		—		9.42	9/10/18	—		—		—
	12,500	—		—		4.50	1/26/20	—		—		—
	14,740	—		—		6.30	1/4/21	—		—		—
	19,432	—		—		3.36	9/14/21	—		—		—
	75,000	—		—		5.34	6/14/22	—		—		—
	39,590	7,910	(2)	—		3.61	6/13/23	—		—		—
	40,000	—		—		2.72	9/12/23	—		—		—
	75,838	54,162	(6)	—		3.00	2/14/24	—		—		—
	10,000	—		—		5.04	2/12/25	—		—		—
	14,001	41,999	(8)	—		5.04	2/12/25	—		—		—
	12,000	—		12,000	(10)	5.04	8/12/17	—		—		—
	—	—		—		—	—	—		74,468	(3)	338,085

Robert Stein	37,500	112,500	(9)			3.14	1/10/24	—		—		—
	66,666	133,334	(7)			3.00	2/14/24	—		—		—
	21,876	65,624	(8)			5.04	2/12/25	—		—		—
	18,750	—		18,750	(10)	5.04	8/12/17	—		—		—
	—	—		—		—	—	—		100,125	(3)	454,568

(1)	We valued the stock awards using the closing price of our common stock on The NASDAQ Capital Market on December 31, 2015, which was $4.54 per share.
(2)	The option vests in two equal quarterly installments beginning March 13, 2016, provided the executive remains employed with us.
(3)	The performance shares vest based on the achievement of certain key Company performance milestones. Amounts in the table represent the target number of performance shares.
(4)	The award vests in two equal annual installments beginning January 2, 2016, provided the executive remains employed with us.

(5)	The option vests in two annual installments beginning April 1, 2016, provided the executive remains employed with us.
(6)	The option vests in five equal quarterly installments beginning February 14, 2016, provided the executive remains employed with us.
(7)	The option vests in three equal annual installments beginning February 14, 2015.
(8)	The option vests in thirteen equal quarterly installments beginning February 12, 2016, provided the executive remains employed with us.
(9)	The option vests in three equal annual installments beginning January 10, 2016, provided the executive remains employed with us.
(10)	The performance-based option awards vest based on the achievement of certain key Company performance milestones.

Option Exercises and Stock Vested for 2015

The following table shows information about restricted stock that vested in 2015 and the value realized on those awards by our named executive officers in 2015. No stock options were exercised by our named executive officers in 2015.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(1)
Ozer Baysal	6,250	24,875

(1)	Determined by multiplying the number of shares that vested by the closing price of our common stock on the date of vesting.

Pension Benefits for 2015

We do not have any plans providing for payments or other benefits to our named executive officers at, following, or in connection with, retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans for 2015

We do not have any nonqualified defined contribution plans or other deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or a change of control. Dr. Armen, Dr. Stein and Ms. Valentine are each currently party to employment and change of control agreements providing for payments in connection with such officers’ termination of employment or a change of control. Ms. Klaskin, Mr. Baysal and Mr. Ballantyne are each party to a change of control arrangement providing for payments in connection with a change of control. A “change of control” is defined in each of the agreements and plan generally as (i) the acquisition by any individual, entity or group of 50% or more of the common stock of the Company, (ii) a change in the incumbent Board such that incumbent directors cease to constitute at least a majority of our Board, (iii) a sale or other disposition of all or substantially all of the assets of the Company, or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. The following text and tables summarize the potential payments to each applicable named executive officer assuming that the triggering event occurred on December 31, 2015, the last day of our fiscal year.

Our Chief Executive Officer

Under Dr. Armen’s employment and change in control agreement, if we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason (as defined), he is entitled to receive from the Company:

•	his base salary for a period of 18 months, plus a lump sum payment of 150% of the higher of his target incentive bonus for that year or his last actual incentive bonus,

•	coverage under our medical and dental plans for a period of 18 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested stock options.

Under Dr. Armen’s employment and change in control agreement, “good reason” means the occurrence of any of the following events:

(i)	failure to continue Dr. Armen in the position of Chief Executive Officer,

(ii)	a material and substantial diminution in the nature or scope of his responsibilities, duties or authority,

(iii)	a material reduction in base salary or benefits, or

(iv)	relocation of Dr. Armen’s principal office, without his prior consent, to a location more than 30 miles away (in the event of a change of control).

Upon a change of control, 100% of any of Dr. Armen’s outstanding unvested performance shares immediately vest and 50% of any of Dr. Armen’s outstanding unvested stock options and shares of restricted stock as of the change of control date become vested and exercisable and, in the case of shares of restricted stock, no longer subject to forfeiture. If a change of control occurs and, within 24 months, we terminate Dr. Armen’s employment without cause or if he terminates his employment for good reason, he is entitled to receive from the Company:

•	a lump sum payment of 24 months of base salary plus two times the higher of his target incentive bonus for that year or his last actual incentive bonus,

•	coverage under our medical and dental plans for a period of 24 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	acceleration of vesting for all unvested stock options, performance shares and shares of restricted stock as of the date of termination.

Additionally, under Dr. Armen’s employment and change in control agreement, he is subject to non-competition and non-solicitation restrictions for the greater of a period of 18 months post-termination or the period during which he is receiving post-termination payments from us.

Executive Benefits and Payments Upon Termination or Change of Control	Termination in Connection with a Change of Control* ($)	Termination without Cause or with Good Reason* ($)
Base Salary	1,150,000	862,500
Bonus Payment	980,000	735,000
Acceleration of Vesting of Equity	1,331,985	n/a
Perquisites and Other Personal Benefits	48,904	41,888
Gross-up Payments for Change of Control Excise Taxes	1,392,375	n/a
Total:	4,903,264	1,639,388

We used the following assumptions to calculate these payments:

•

Represents the value associated with cashing out all stock options and performance shares that accelerate as a result of the event described in the table, based on a stock price of $4.54, which was the closing market price of our common stock on December 31, 2015. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $4.54 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares vest at target. Upon a change of control without termination, the acceleration of vested equity would be valued at $1,156,071.

•

We assumed in each case that termination is not for cause, the executive does not violate his non-competition or non-solicitation agreements with us following termination, the executive does not receive medical and dental insurance coverage from another employer within two years of termination or change of control, and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

•

Gross-up payments assume a December 31, 2015 change of control and termination date. For purposes of these payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination, and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations.

•

We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $4.54 (the closing price of our common stock on December 31, 2015) over the exercise price per share under the option, multiplied by the number of shares subject to the option. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Other Named Executive Officers

Under the employment and change in control agreement for Dr. Stein and Ms. Valentine, if we terminate Dr. Stein’s or Ms. Valentine’s employment without cause or if Dr. Stein or Ms. Valentine terminates his/her employment for a material reduction in base salary or benefits (“Compensation Reduction”), each of Dr. Stein and Ms. Valentine is entitled to receive from the Company:

•	his/her base salary for a period of 12 months plus a lump sum payment of the higher of the officer’s target incentive bonus for that year or her last actual incentive bonus,

•	coverage under our medical and dental plans for a period of 12 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	a gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	at the Compensation Committee’s discretion, the acceleration of vesting of any unvested equity awards.

Under the employment and change in control agreements for Dr. Stein and Ms. Valentine, upon a change of control:

•	100% of any of Dr. Stein’s or Ms. Valentine’s outstanding unvested performance shares as of the change of control date immediately vest.

•

50% of any of Dr. Stein’s or Ms. Valentine’s outstanding unvested stock options and shares of restricted stock as of the change of control date become vested and exercisable, and in the case of shares of restricted stock, no longer subject to forfeiture.

•

If a change of control occurs and, within 18 months, we terminate Dr. Stein’s or Ms. Valentine’s employment without cause or if Dr. Stein or Ms. Valentine terminates his/her employment for a Compensation Reduction or good reason (as defined below), each of Dr. Stein and Ms. Valentine is entitled to receive from the Company:

•	a lump sum payment of 18 months of base salary plus 150% of the higher of his/her target incentive bonus for that year or his/her last actual incentive bonus,

•	coverage under our medical and dental plans for a period of 18 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment,

•	for Ms. Valentine only, gross-up payment for any taxes, interest and penalties imposed by Section 4999 of the Code, and

•	acceleration of vesting for all unvested stock options and shares of restricted stock as of the date of termination.

Under the employment and change in control agreements for Dr. Stein and Ms. Valentine, “good reason” means the occurrence of any of the following events:

(i)	relocation of Dr. Stein’s or Ms. Valentine’s principal office, without their prior consent, to a location more than 30 miles away,

(ii)	failure of the Company to continue Dr. Stein or Ms. Valentine in the position held immediately prior to the change of control, or

(iii)	a material and substantial diminution in the nature or scope of his/her responsibilities, duties or authority.

Under the change of control arrangement with Ms. Klaskin, upon a change of control:

•	100% of any of Ms. Klaskin’s outstanding unvested performance shares as of the change of control date immediately vest;

•

50% of each of Ms. Klaskin’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and

•

If a change of control occurs and, within 18 months, we terminate Ms. Klaskin’s employment without cause or if Ms. Klaskin terminates her employment for good reason, she is entitled to receive from the Company:

•	a lump sum payment of 18 months of base salary plus 150% of the higher of her target incentive bonus for that year or her last actual incentive bonus,

•	coverage under our medical and dental plans for 18 months following the date of termination,

•	a lump sum payment of $15,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment, and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change in control.

Under the change of control arrangements with Mr. Ballantyne and Mr. Baysal, upon a change of control:

•	100% of each officer’s outstanding unvested performance shares as of the change of control date immediately vest;

•

50% of each officer’s outstanding unvested stock options and shares of unvested restricted stock as of the change of control date become vested and exercisable, and in the case of restricted stock, no longer subject to forfeiture; and

•

If a change of control occurs and, within 18 months, we terminate the officer’s employment without cause or if either officer terminates his employment for good reason, he is entitled to receive from the Company:

•	a lump sum payment of 12 months of base salary plus 100% of the higher of his target incentive bonus for that year or his last actual incentive bonus,

•	coverage under our medical and dental plans for 12 months following the date of termination,

•	a lump sum payment of $10,000 for outplacement assistance,

•	a gross-up for any taxes with respect to such outplacement assistance payment, and

•	the acceleration of vesting of all unvested stock options and unvested restricted stock as of the date of the change in control.

Under the change of control arrangement with Mr. Ballantyne, Ms. Klaskin, and Mr. Baysal, “good reason” means: (i) a material reduction in his/her base salary, benefits, duties or responsibilities; or (ii) relocation of his/her principal office, without his/her consent, to a location to a location more than 30 miles away.

Additionally, under Mr. Ballantyne’s, Ms. Klaskin’s, Mr. Baysal’s, Dr. Stein’s and Ms. Valentine’s arrangements, they are each subject to a non-competition and non-solicitation period for the greater of 12 months post-termination or the period during which the officer is receiving post-termination payments from us.

		Termination in Connection with a Change of Control* ($)					Termination without Cause or For Compensation Reduction or with Good Reason* ($)
Executive Benefits and Payments Upon Termination or Change of Control	Dr. Stein	Mr. Ballantyne	Ms. Klaskin	Mr. Baysal	Ms. Valentine	Mr. Ballantyne	Ms. Klaskin	Mr. Baysal	Dr. Stein	Ms. Valentine
Base Salary	600,000	350,000	375,000	209,000	510,000	n/a	n/a	n/a	400,000	340,000
Bonus Payment	374,400	140,000	163,125	92,796	330,480	n/a	n/a	n/a	249,600	220,320
Acceleration of Vesting of Equity	817,402	298,310	211,243	306,620	428,851	n/a	n/a	n/a	n/a	n/a
Perquisites and Other Personal Benefits	44,688	11,172	19,557	12,714	48,613	n/a	n/a	n/a	33,516	38,068
Gross-up Payments for Change of Control Excise Taxes	n/a	n/a	n/a	n/a	530,468	n/a	n/a	n/a	n/a	n/a
Total:	1,836,490	799,482	768,925	621,130	1,848,412	n/a	n/a	n/a	683,116	598,388

*	We used the following assumptions to calculate these payments:

•

Represents the value associated with cashing out all stock options and performance shares and, for Mr. Baysal, restricted shares that accelerate as a result of the event described in the table, based on a stock price of $4.54, which was the closing market price of our common stock on December 31, 2015. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $4.54 and the exercise price related to such award (if any). For purposes of the table, we have assumed that performance shares vest at target. Upon a change of control without termination, the acceleration of vested equity would be valued at $635,985, $298,310, $176,647, $242,376, and $383,468 for Dr. Stein, Mr. Ballantyne, Ms. Klaskin, Mr. Baysal, and Ms. Valentine, respectively.

•

We assumed in each case that termination is not for cause, the executive does not violate his or her non-competition or non-solicitation agreements with us following termination, the executive does not receive medical and dental insurance coverage from another employer within 18 months of termination or change of control, and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles in the United States.

•

Gross-up payments assume a December 31, 2015 change of control and termination date. For purposes of these payments, the following are included as parachute payments: cash severance payable upon termination in connection with a change of control, the value of any outplacement services and benefits continuation due in the event of such a termination, and the value of the acceleration of outstanding equity awards, all determined in accordance with applicable tax regulations. We have assumed that all outstanding options are cashed out in the assumed transaction for an amount equal to the excess, if any, of $4.54 (the closing price of our common stock on December 31, 2015) over the exercise price per share under the option, multiplied by the number of shares subject to the option. Finally, these figures assume that none of the parachute payments will be discounted as attributable to reasonable compensation and no value is attributed to the executive executing a non-competition agreement in connection with the assumed termination of employment.

Change of Control Arrangements Under Our 2009 Equity Incentive Plan

Under our 2009 Equity Incentive Plan, in the event of a change of control (as determined by the Board), the Board may make a provision for the continuation, acceleration or assumption or substitution of unvested options and restricted stock, or provide for a cash-out of outstanding awards.

DIRECTOR COMPENSATION

The following table shows the compensation paid or awarded to each non-employee director for his or her service as a non-employee director in 2015:

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Brian Corvese	59,000	103,881	—	162,881
Tom Dechaene	47,500	103,881	—	151,381
Wadih Jordan	46,000	103,881	—	149,881
Shahzad Malik	40,750	103,881	—	144,631
Shalini Sharp	40,750	103,881	—	144,631
Timothy Wright	80,000	103,881	—	183,881

(1)	Includes fees earned in 2015 but deferred pursuant to our Directors’ Deferred Compensation Plan (as amended).
(2)	Amounts shown reflect the grant date fair value of options awarded during 2015 determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Please see the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 as filed on March 15, 2016 for assumptions used in valuing such awards. Each director was granted 18,750 options during 2015.
(3)	Aggregate number of option awards held by each director as of December 31, 2015:

Brian Corvese	82,916
Tom Dechaene	81,250
Wadih Jordan	81,250
Shahzad Malik	58,750
Shalini Sharp	186,749
Timothy Wright	103,417

Employee directors do not receive any additional compensation for their service as a director. Each year, the Compensation Committee reviews the compensation we pay to our non-employee directors. The committee compares our Board compensation to compensation paid to non-employee directors by similarly sized public companies in similar businesses. The committee also considers the responsibilities that we ask our Board members to assume and the amount of time required to perform those responsibilities.

Cash and Equity Compensation for Non-Employee Directors for 2015

Type of Fee
Annual retainer	$34,000
Additional annual retainer for Lead Director	$18,000
Additional annual retainer for Audit and Finance Committee Chair	$18,000
Additional annual retainer for Audit and Finance Committee member	$9,000
Additional annual retainer for Compensation Committee Chair	$12,000
Additional annual retainer for Compensation Committee member	$7,000
Additional annual retainer for Corporate Governance and Nominating Committee Chair	$7,500
Additional annual retainer for Corporate Governance and Nominating Committee member	$4,500
Additional annual retainer for Business & Development Advisory Committee member	$4,500
Initial stock option grant(1)	25,000 shares
Annual stock option grant(1)	18,750 shares

(1)	Each stock option grant vests over three years in equal annual installments. Any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his or her term.

Agenus also reimburses non-employee directors for reasonable travel and out-of-pocket expenses in connection with his or her service as director.

Our Directors’ Deferred Compensation Plan (as amended) (the “DDCP”) permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service ends or until a specified date. A director may credit his or her deferred cash into an interest bearing account, an equity account, or a combination of both. As a matter of policy, directors are encouraged to elect to defer twenty-five percent of their cash compensation in the form of equity under the DDCP.

The Board has adopted a policy guideline that encourages directors to hold 10,000 shares of our common stock within a reasonable period of time following their election or appointment to the Board. In addition to purchasing shares in the open market, directors may utilize the DDCP or the Agenus Board Compensation Policy, which allows directors to receive their compensation in stock, to acquire these shares. In accordance with the requirements of the DDCP, elections to defer compensation thereunder must be made prior to the end of the third quarter of the prior calendar year. In some cases, a director, due to securities law restrictions, may be unable to purchase such shares until such election takes effect.

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On April 18, 2016, Agenus had          shares of common stock issued and outstanding. The table below shows certain information about the beneficial ownership of Agenus common stock, as of April 18, 2016, by:

•	each of our current directors,

•	each nominee for director,

•	each of our named executive officers, and

•	all of our current directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of April 18, 2016, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after April 18, 2016 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors, any shares to be distributed under the DDCP. All shares that a person has a right to acquire within 60 days of April 18, 2016 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421.

Name of beneficial owner	Number of Issued Shares		Number of Shares Issuable		Total	Percent of Class
Garo H. Armen, Ph.D.(1)	1,467,531	(2)	1,831,590	(3)	3,299,121		%
Wadih Jordan	—		133,515	(4)	133,515		*
Timothy R. Wright	1,666		163,437	(5)	165,103		*
Brian Corvese	—		59,166		59,166		*
Shalini Sharp	104,270	(6)	162,999		267,269		*
Shahzad Malik, M.D(7)	1,587,302		26,668		1,613,970		%
C. Evan Ballantyne	10,000		37,500		47,500		*
Christine M. Klaskin	44,940		278,566		323,506		*
Ozer Baysal	15,600		199,500		215,100		*
Robert Stein	—		282,293		282,293		*
Karen H. Valentine	51,534		378,666		430,200		*
All current directors and executive officers as a group (11 persons)	3,282,843		3,553,900	(8)	6,836,743		%

*	Less than one percent
(1)	Excludes shares owned through Antigenics Holdings LLC (“Holdings”). Dr. Armen is Chief Executive Officer, Chairman of the Board of Managers and a member of Holdings which owns 4,046 shares of our common stock.
(2)	Includes 216,303 shares or our common stock held by the Garo Armen 2014 2 Year GRAT. Dr. Armen is the trustee and has investment authority for the GRAT.
(3)	Includes 284,785 shares issuable upon exercise of warrants.
(4)	Includes 76,015 deferred shares to be distributed in accordance with the terms of our DDCP.
(5)	Includes 83,770 deferred shares to be distributed in accordance with the terms of our DDCP.

(6)	Represents shares held by the Sharp Family Trust. Ms. Sharp is a trustee of the Sharp Family Trust.
(7)	Includes 54,556 and 1,532,746 shares beneficially owned by Advent Life Sciences and Advent Life Sciences Fund II, respectively, for which Dr. Malik is a General Partner and shares voting and investment authority over the shares. Dr. Malik disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(8)	Includes 159,785 deferred shares to be distributed in accordance with the terms of our DDCP and excludes shares held by Holdings as described in footnote (2).

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of April 18, 2016 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Brad M. Kelley 1410 Moran Road Franklin, TN 37069-6300	Common Series A-1 Preferred	1,591,039 31,620	(1)		% %
FMR LLC 245 Summer Street Boston, MA 02210	Common	4,789,278	(2)		%
Incyte Corporation 1801 Augustine Cut-Off Wilmington, DE 19803	Common	7,763,968	(3)		%

(1)	Mr. Kelley owns 31,620 shares of our Series A-1 Convertible Preferred Stock, our only shares of outstanding Series A-1 preferred stock. These shares have an initial conversion price of $94.86 and are currently convertible into 333,333 shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A-1 Convertible Preferred Stock into shares of common stock as of April 18, 2016, he would have held 1,924,372 shares of our common stock, or % of the shares outstanding.
(2)	As reported in the Schedule 13G as filed by FMR LLC on February 12, 2016.
(3)	As reported in the Schedule 13G as filed by Incyte Corporation on February 20, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC. Based solely on a review of the copies of reports furnished to us, we believe that during our 2015 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Children of Armenia Fund

Our Audit and Finance Committee approved a charitable contribution to the Children of Armenia Fund (“COAF”) totaling $125,000 for 2016. Dr. Garo H. Armen, Agenus’ Chairman and Chief Executive Officer, is the founder and chairman of COAF. The 2016 charitable contribution is comprised of a cash component and a non-cash component. The cash component is $75,000, which Agenus is paying in quarterly installments. The non-cash component is $50,000, which is the estimated value of a portion of Agenus’ office space in its New York office that is being made available to COAF employees.

Incyte

In January 2015, Agenus and 4-Antibody entered into a global license, development and commercialization agreement (the “Collaboration Agreement”) with Incyte Corporation and a wholly-owned subsidiary thereof, pursuant to which the parties agreed to develop and commercialize novel immuno-therapeutics using Agenus’ proprietary antibody discovery platforms. The collaboration was initially focused on four checkpoint modulator programs directed at GITR, OX40, LAG-3 and TIM-3, and in November 2015 the parties expanded the collaboration to include three additional CPM programs with undisclosed targets. In February 2015, Incyte made upfront payments to Agenus totaling $25.0 million. The parties will share all costs and profits for the GITR and OX40 antibody programs on a 50:50 basis, with Agenus eligible to receive potential milestone payments. Incyte is obligated to reimburse Agenus for all development costs that it incurs in connection with the LAG-3 and TIM-3 antibody programs, and Agenus will be eligible to receive potential milestone payments and royalties in connection with these programs.

For each profit-share product, Agenus will be eligible to receive up to $20.0 million in future contingent development milestones. For each royalty-bearing product, Agenus will be eligible to receive (i) up to $155.0 million in future contingent development, regulatory, and commercialization milestone payments and (ii) tiered royalties on global net sales at rates generally ranging from 6%-12%. For each royalty-bearing product, Agenus will also have the right to elect to co-fund 30% of development costs incurred following initiation of pivotal clinical trials in return for an increase in royalty rates.

Under the Collaboration Agreement, Incyte also agreed to certain standstill provisions that preclude it from acquiring more than 15% of Agenus’ outstanding voting stock, including shares acquired pursuant to the Stock Purchase Agreement described below, and requires that such stock be held solely for investment purposes.

In January 2015, Agenus and Incyte Corporation also entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Incyte purchased, on February 18, 2015, approximately 7.76 million shares of Agenus common stock for an aggregate purchase price of $35 million, or approximately $4.51 per share. As of April 18, 2016, Incyte owns approximately % of the outstanding shares of Agenus common stock.

Advent

Effective February 12, 2014, the Board elected Shahzad Malik, M.D. as a Dr. Malik’s election to the Board was pursuant to the terms of the Share Exchange Agreement dated January 10, 2014 (the “Exchange Agreement”) providing for our acquisition of all of the outstanding capital stock of 4-Antibody. Other than the foregoing, there are no arrangements or understandings between Dr. Malik and any other person pursuant to which Dr. Malik was appointed as a director. Dr. Malik is a General Partner of Advent Venture Partners LLP (“Advent”). Advent, through its affiliated entities was, collectively, 4-Antibody’s largest shareholder prior to the completion of the transactions contemplated by the Exchange Agreement. Advent and its affiliated entities, and not Dr. Malik in his individual capacity, received 996,088 shares of our common stock, having a value of approximately $3 million, as consideration at the closing of the acquisition. Additionally, Advent and its affiliated entities, and not Dr. Malik in his individual capacity, received approximately $6.2 million in February 2015 in connection with the achievement of certain milestones under the Exchange Agreement. Dr. Malik is also a General Partner of Advent Life Sciences LLP. On May 27, 2015, Advent Life Sciences LLP participated in our underwritten offering and purchased 1,587,302 shares of our common stock at $6.30 per share. Other than the transactions previously disclosed in the Company’s Current Reports on Form 8-K filed with the SEC on January 13, 2014 and February 13, 2014, Dr. Malik is not a party to any material plan, contract or arrangement entered into or materially amended in connection with his election to the Board.

Related Party Transaction Policies and Procedures

The Audit and Finance Committee of the Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis. Related parties can include any of our directors or executive officers, certain of our stockholders, and their immediate family members. This obligation is set forth in writing in our Audit and Finance Committee Charter. A copy of the Audit and Finance Committee Charter is posted on the corporate governance section of our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement. In evaluating related party transactions, our Audit and Finance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit and Finance Committee will approve a related party transaction when, in its good faith judgment, the transaction is fair to, and in the best interest of, Agenus.

To identify related party transactions each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to immediately notify our Chief Compliance Officer for review and approval by management and our Corporate Governance and Nominating Committee. A copy of our Code of Ethics is posted on the corporate governance section of our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

EQUITY PLANS

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,104,529	$3.97	2,731,440	(2)
Equity compensation plans not approved by security holders	150,000	$9.78	1,500,000	(3)

Total	10,254,529		4,231,440

(1)	Includes 178,090 shares issuable under our DDCP at a weighted average price of $5.79.
(2)	Includes 138,790 shares that may be issued under our 2009 Employee Stock Purchase Plan and 97,939 shares available under our DDCP.
(3)	Includes 1,500,000 shares reserved for issuance under the Agenus Inc. 2015 Inducement Equity Plan.

PROPOSAL 2—TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (AS AMENDED) TO INCREASE THE NUMBER OF

SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM

140,000,000 TO 240,000,000

Description of Proposed Amendment to our Amended and Restated Certificate of Incorporation

The Board has adopted, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation (as amended). This amendment would increase the authorized number of shares of Agenus’ common stock from 140,000,000 shares to 240,000,000. No increase would be made to shares of Agenus’ preferred stock.

As of April 18, 2016, there were          shares of common stock outstanding and held by Agenus stockholders. As of April 18, 2016, there were an aggregate of          shares of common stock reserved for issuance under our 2009 Equity Incentive Plan, our 2009 Employee Stock Purchase Plan and our 2015 Inducement Equity Plan.

The Board is recommending this increase in authorized shares of common stock to give the Company the ability to issue shares for future corporate needs. These additional shares may be used by Agenus for business and financial purposes that may include future stock splits, capital raises, establishment of certain strategic relationships, acquisitions of other companies, businesses, or products, equity incentives and compensation for existing, new and future employees and other transactions that the Board deems are in Agenus’ interest. The additional authorized shares would enable us to act quickly in response to appropriate opportunities that may arise for these types of transactions. This proposed increase would allow us to generally move on such opportunities without the delayed necessity of obtaining further stockholder approval.

If approval is not received for this amendment, we believe it will compromise our ability to competitively pursue future business and financial endeavors with common stock consideration, and this could have an adverse effect on our business.

The additional shares of common stock that would be authorized under this amendment would have rights identical to the currently outstanding Agenus common stock. Adoption of the proposed amendment and any issuance of the common stock would not affect the rights of Agenus common stockholders except for effects incidental to increasing the number of shares of the common stock outstanding. Incidental effects of the increase in the outstanding number of shares may include dilution of earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment of our Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware.

In addition to the purposes set forth above, Agenus could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes of control or management of the Company. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by Agenus to deter or prevent changes in control of the Company, including transactions that the Board determines are not in the best interests of Agenus or its stockholders, even though the stockholders would have received a premium for their shares over then-current market prices. At the present time, the Board has no intention to use these additional shares for anti-takeover purposes and this amendment is not part of a plan by management to adopt a series of amendments to the certificate of incorporation and by-laws having an anti-takeover effect.

The proposed amendment to our Amended and Restated Certificate of Incorporation is included as Appendix A to this proxy statement.

Vote Required

To approve Proposal 2, stockholders holding a majority of the outstanding shares of Agenus common stock entitled to vote at the 2016 Annual Meeting must vote FOR Proposal 2. Banks, brokers and nominees will be permitted to use their discretion to vote shares for which voting instructions are not submitted with respect to Proposal 2 because Proposal 2 will be classified as a routine item. If the broker, bank, or nominee does not vote your unvoted shares, this “broker non-vote” will have the same effect as a vote against Proposal 2. Abstentions will also have the same effect as a vote against Proposal 2.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3—TO APPROVE OUR AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

Our 2009 Equity Incentive Plan (the “2009 Plan”) was originally approved by our stockholders on June 10, 2009. On each of June 13, 2012, June 12, 2013, April 23, 2014 and June 24, 2015 our stockholders approved amendments to the 2009 Plan. On April 8, 2016, the Board approved the amended and restated 2009 Plan (the “Amended Plan”), subject to stockholder approval. We are requesting that stockholders approve the Amended Plan to (i) increase the maximum number of shares of our common stock available for issuance under the Amended Plan by an additional 6,000,000 shares and (ii) enable us to grant, if desired, awards under the Amended Plan that are intended to qualify as exempt “performance-based compensation” under Section 162(m) of the Code (and therefore not be subject to the Section 162(m) limits on deductibility of compensation paid to certain of our executive officers). The Amended Plan also amends the 2009 Plan to add certain features that are consistent with principles of good corporate governance, including setting an annual limit on awards that may be granted to non-employee directors and to removing so-called liberal share recycling provisions. The material terms of the Amended Plan are described under “Summary of the Amended Plan” below.

If stockholders do not approve this Proposal No. 3, we will not be able to grant awards that are intended to qualify as exempt “performance-based compensation” under Section 162(m) of the Code and the proposed 6,000,000 additional shares will not become available for grant under the Amended Plan, but the 2009 Plan will otherwise remain in effect in accordance with its terms. In addition, if stockholders do not approve this Proposal No. 3, certain awards that were approved by our Compensation Committee and granted contingent upon obtaining stockholder approval of this proposal, as described in more detail under “New Plan Benefits” below, will be rescinded.

Reasons for Seeking Stockholder Approval

Equity Awards are a Key Part of our Compensation Program for Employees Generally

The Board believes that equity compensation has been, and will continue to be, a critical component of our compensation package because it (i) develops a culture of ownership among our employees and other service providers, (ii) aligns their interests with the interests of our other stockholders and (iii) preserves our cash resources. From January 2014 to February 2016, we more than tripled our employee headcount (from 68 employees to 230). Unlike many companies, we have a practice of granting equity-based awards deep in our organization, believing that we will succeed if our employees feel invested in us, our business and our future. In July 2015, each employee of the company received a grant of performance shares and, of the grants made in March 2016, the majority of them were granted to key members of our R&D team. In 2016, we anticipate that we will continue building up our R&D capabilities and capacity to support our global alliance with Incyte and will make certain key strategic hires. To date, we have successfully competed for top talent, often in direct competition with much larger pharmaceutical companies with greater resources, in part because of our use of equity-based compensation. Equity awards are an essential part of our compensation package, are central to our employment value proposition, and are necessary for us to continue competing for top talent as we grow.

As of April 8, 2016, when the Amended Plan was adopted, there were 1,649,460 shares available for grant under the 2009 Plan. Without the proposed increase, the Company’s ability to provide equity incentives for its planned new hires, as well as its employees and management team, would be limited. In turn, this would place the Company at a competitive disadvantage because our ability to attract, motivate and retain key personnel would be compromised during this critical period of growth.

We Have Used Equity in Lieu of Cash Compensation for Key Employees

In furtherance of our efforts to develop a culture of ownership, align the interests of our management team with stockholders and conserve cash, since 2006 the Company has delivered a significant portion of annual incentive bonuses paid to our management team in shares of the Company’s common stock, particularly during periods when the Company’s cash resources have been scarce and the Company deemed it prudent to preserve its cash balance. In addition, from 2009 through June 25, 2014, our Chief Executive Officer, Dr. Armen, at his election and for the purposes of preserving the Company’s cash, opted to receive stock in lieu of cash for approximately 30% of his base salary. From 2009 through 2012, Dr. Armen received approximately 50% of his total annual base salary and target bonus in shares of common stock, whereby the cash component of such compensation has been utilized largely for the purpose of meeting his payroll tax obligations, including on the value of shares received in lieu of cash.

Our Equity Program is Performance-Based

Our equity program generally consists of stock options, which are performance-based since no value is created unless our stock price increases from the date the options are granted, and performance shares. Performance shares granted in 2015 vest based on the achievement of key milestones that are significant to the success of our business. Of the 3,402,244 shares that were granted in the form of equity awards to our employees in 2015 (excluding new hire grants), approximately 42% were in the form of stock options that vest based on time and approximately 58% were in the form of performance shares. As described in more detail in the “New Plan Benefits” table below, in March 2016 we granted performance shares to a select group of key members of our R&D team as well as our executive officers that vest only upon the achievement of rigorous stock price hurdles ranging from $10 to $20 per share (the closing price of our common stock on April 12, 2016 was $4.34 per share).

Although We Grant Equity Awards on a Broad-Based Level, We Have Managed Our Burn Rate

In setting the amount of the increase for which stockholder approval is being sought, the Board considered the historical amounts of equity awards granted by the Company in the past three years. In 2013, 2014 and 2015, the Company made equity awards representing a total of 1,720,352 shares, 3,303,689 shares and 4,570,733 shares, respectively. The weighted average number of shares of our common stock outstanding in 2013, 2014 and 2015 were 29,765,547, 59,753,552 and 78,212,094, respectively. The Company’s three-year average burn rate is 6.7%. We believe our historical burn rate is reasonable for a company of our size in our industry, especially given our broad-base use of equity to compensate our employees and other key service providers. We will continue to monitor our equity use in future years to ensure our burn rate is within competitive market norms.

If Proposal No. 3 is approved, there would be an additional 6,000,000 shares available for grant under the Amended Plan. In setting the amount of the increase for which stockholder approval is being sought in Proposal No. 3, the Board also considered the total amount of stock options and other awards outstanding under existing grants. The Company had outstanding, as of April 8, 2016, 86,528,934 shares, including unvested shares of restricted stock. Accordingly, our 11,408,570 outstanding options and other outstanding awards (commonly referred to as the “overhang”) represent approximately 13% of our outstanding shares. For these purposes, outstanding shares include unvested restricted shares of our common stock awarded and outstanding as of the applicable date.

After a review of our historical practices and an estimation of our future growth, the Board believes that the proposed share increase under the Amended Plan would facilitate our ability to continue to grant equity incentives for approximately the next two years, which is vital to our ability to attract and retain the highly skilled individuals required to support the Company’s continued growth in the extremely competitive labor markets in which we compete.

We Believe It Is in the Best Interest of the Company to Have the Ability to Grant Awards that May Qualify as Exempt Performance-Based Compensation under Section 162(m)

In addition, approval of the Amended Plan by our stockholders would permit us, if desired, to grant stock options, stock appreciation rights and performance-based stock awards under the Amended Plan that may qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) disallows a deduction to any publicly held corporation and its affiliates for certain employee compensation that exceeds $1 million. However, compensation that satisfies the requirements of an exception for “qualified performance-based compensation” is not subject to this deduction limitation. For compensation awarded under a plan to fit within this exception under Section 162(m), among other things, the material terms of the related performance goals must be disclosed to and approved by the corporation’s shareholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the Amended Plan, these terms are described below under “Eligibility to Receive Awards,” “Annual Individual Limits” and “Performance Criteria.” Although stockholder approval is one of the requirements of the exception to the deductibility limits under Section 162(m), even with stockholder approval, the Board cannot guarantee that awards under the Amended Plan will be deductible as qualified performance-based compensation under Section 162(m). In addition, the Board has and will continue to have authority to pay or provide compensation (including under the Amended Plan) that is not deductible under Section 162(m) in order to maintain a competitive compensation program and provide compensation that will attract and retain highly qualified executives.

The Board believes that the Amended Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•

No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the Amended Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing. Other than in connection with a corporate transaction affecting the Company, the Amended Plan prohibits any repricing of stock options or SARs.

•

Limits on Awards. The Amended Plan limits the number of stock options, SARs and other awards that may be granted to plan participants. It also contains a separate limit on the value of awards that may be made to non-employee directors in any year.

•

Performance Awards. Under the Amended Plan, the Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m), as well as other performance-based awards.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under the Amended Plan will not be recycled into the share pool under the Amended Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award. The number of shares available for delivery under the Amended Plan will not be increased by any shares that have been delivered under the Amended Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

Summary of the Amended Plan

The following is a brief summary of the material terms of the Amended Plan. A copy of the Amended Plan is attached as Appendix B to this proxy statement, and we urge stockholders to read it in its entirety. The following description of certain features of the Amended Plan is qualified in its entirety by reference to the full text of the Amended Plan.

Administration. The Amended Plan is administered by the Board, who has the authority to, among other things, determine eligibility for, grant and amend awards; determine, modify or waive the terms and condition of any award; determine whether awards will be settled in shares of our common stock, cash, other property, other awards or a combination of the foregoing; adopt, amend and repeal the rules relating to the Amended Plan; interpret and correct the provisions of the Amended Plan and any award; and otherwise do all things necessary or desirable to carry out the purposes of the Amended Plan. The Board may delegate certain of its powers under the Amended Plan, to the extent permitted by law, to one or more of its committees or subcommittees, officers of the Company or other employees or persons. As used herein, the term “Board” refers to the Board or its authorized delegates, as applicable.

Eligibility to Receive Awards. Key employees, officers, directors, consultants and advisors of the Company and its affiliates are eligible to receive awards under the Amended Plan. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. As of April 8, 2016, we estimate that approximately 235 employees, 5 non-employee directors and 16 consultants and advisors would be eligible to participate in the Amended Plan.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of common stock that may be delivered in satisfaction of awards under the Amended Plan is 20,200,000 shares (the “Share Pool”), of which 1,649,460 shares remain available for grant as of April 8, 2016 and of which 6,000,000 shall become available upon stockholder approval of the Amended Plan. Up to 7,649,460 shares from the Share Pool may be issued in satisfaction of ISOs. The following rules apply in respect of the Share Pool:

•

Any shares of stock underlying the portion of an award that expires, become unexercisable without having been exercised, terminates, or is surrendered, forfeited or repurchased by the Company due to failure to vest will not reduce the Share Pool.

•

All shares covering any portion of a stock appreciation right that is settled in stock and any shares withheld from a stock option or other award in satisfaction of the exercise price or tax withholding obligations will be treated as having delivered under the Amended Plan and will not be added back to the Share Pool.

•

The Share Pool will not be increased by any shares that are delivered under the Amended Plan that are subsequently repurchased by the Company using proceeds directly attributable to stock option exercises.

•	Shares issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be delivered under the Amended Plan may be authorized but unissued shares of our common stock or previously issued shares of our common stock acquired by the Company. The closing price of our common stock as reported on NASDAQ on April 12, 2016 was $4.34 per share.

Annual Individual Limits. With respect to any person in any calendar year (other than a non-employee director, whose awards are subject to the limitations described below), the maximum number of shares for which stock options may be granted and the maximum number of shares subject to SARs that may be granted under the Amended Plan is, in each case, 1,665,000 shares. The maximum number of shares subject to other awards that are denominated in shares of common stock, or the value of which could be paid in cash or other property under such awards, that may be delivered to any person (other than a non-employee director) in any calendar year is 647,682 shares.

In the case of a non-employee director, the maximum grant-date fair market value (determined in accordance with applicable financial accounting rules) of awards granted under the Amended Plan in any calendar year is $500,000, except such limit is $800,000 for the calendar year in which such director is first elected or appointed to the Board. The foregoing limits do not apply to any award granted pursuant to a director’s election to receive shares in lieu of cash retainers or other fees.

Types of Awards. The Plan provides for the grant of stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards, which we refer to collectively as awards. Any award that is subject to performance criteria is referred to as a performance award. Dividends or dividend equivalents may also be provided in connection with awards under the Amended Plan.

Stock Options and SARs. The Board may grant incentive stock options intended to comply with Section 422 of the Code (“ISOs”), stock options not intended to so qualify and SARs. For each stock option or SAR granted under the Plan, the Board determines the number of shares covered by the stock option or SAR, the exercise price or base value from which appreciation is measured and the conditions and limitations applicable to such award and the common stock issued thereunder. The exercise price of a stock option (or base value of a SAR) granted under the Amended Plan shall be no less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of certain ISOs), except in the case of certain substitute awards. Other than in connection with certain corporate transactions, stock options or SARs granted under the Amended Plan may not be repriced or substituted for by new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the termination, cancellation, voluntary surrender or exchange of any stock options or SARs, in each case, without shareholder approval. No stock option or SAR will be granted for a term in excess of ten years (or five years, in the case of certain ISOs).

Stock Awards and Restricted Stock Awards. The Board may grant stock awards, which may, but need not be, subject to forfeiture if specified conditions are not satisfied. The Board shall determine the terms and conditions of any stock award granted under the Plan.

Other Stock-Based Awards. The Board may grant other awards, including restricted stock units, based on or with reference to our common stock and having such terms or conditions as the Board may determine.

Performance Awards. The Board may grant awards subject to performance criteria and such other terms and conditions as may be determined by the Board. Performance awards may be granted as awards that are intended to qualify as exempt performance-based compensation under Section 162(m) of the Code and awards that are not intended to so qualify.

Vesting; Terms of Awards. The Board determines the terms of all awards granted under the Amended Plan, including the time or times an award will vest, become exercisable or remain exercisable, and may at any time accelerate the vesting or exercisability of an award.

Termination of Employment or Other Status. The Board determines the effect of disability, death, retirement, authorized leave or absence or other change in the employment or other status of a participant on an award.

Transferability of Awards. Except as the Board may otherwise determine, awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and, during the life of the participant, are exercisable only by the participant.

Performance Criteria. The Amended Plan provides that grants of performance awards may be made subject to achieving “performance criteria” over a specified performance period. Performance criteria with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code are limited to objectively determinable measure(s) of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or other group of companies) and determined on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or any combinations thereof and subject to such adjustments, if any, as the Board specifies, consistent with the requirements of Section 162(m) of the Code): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; debt levels or reduction, leverage ratios or credit rating; market share; capital expenditures; cash flow (including, but not limited to, operating cash flow and free cash flow); stock price; stockholder return; sales of particular products or services; customer acquisition, expansion and retention; regulatory compliance; regulatory or other filings or approvals; research, development, clinical, regulatory, manufacturing or product development milestones; discovery, preclinical or clinical stage scientific discoveries, objectives or inventions; manufacturing or process developments; acquisitions and divestitures (in whole or in part); new or expanded joint ventures, strategic alliances, licenses, collaborations or partnerships, or achievement of milestones under any of the foregoing; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), refinancings or other capital raising transactions; receipt of alternative financing; implementation or completion of critical projects; employee satisfaction; achievements in strengthening the Company’s intellectual property position; recruiting and maintaining personnel; transactions that would constitute a change of control; or any combination of the foregoing.

Performance criteria and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, the Board may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable performance criteria.

Corporate Transactions. In the event of a sale of the Company in which the stockholders no longer own a majority of outstanding equity securities, a consolidation, merger or a similar transaction in which the Company is not the surviving corporation, a sale of all or substantially all the assets or capital stock of the Company, or any other change in control or acquisition of the Company as determined by the Board, the Board may, with respect to outstanding awards, on the same basis or on different basis and on the terms and conditions as the Board determines, provide for:

•	the continuation of the awards by the Company;

•	the assumption or substitution of awards by the acquirer or surviving entity;

•	upon written notice, the termination of all unexercised awards unless the vested portion is exercised within a specified period following the date of such notice;

•

the cash payment to the holder of an unexercised award equal to the difference between the fair market value of the award and its exercise price or base price, if applicable, or the vested portion thereof, including any vesting that may be accelerated; or

•	any combination of the foregoing.

Adjustments. In the event of certain corporate transactions (including, but not limited to, a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, or split-up) or other change in the Company’s corporate or capital structure, the Board will make appropriate adjustments to the number and class of securities that may be delivered in satisfaction of awards under the Amended Plan, the number and class of securities, vesting schedule, exercise price or base value subject to outstanding or subsequently granted awards and any other provision of awards effected by the change. The Board may make similar adjustments to account for distributions or other events as appropriate to avoid distortion in the operation of the Amended Plan.

Clawback. Awards granted under the Amended Plan are subject to forfeiture, termination and rescission, and a participant will be obligated to return any payments received in respect of awards to the extent provided in the award, as may be required by law, or as provided in any applicable Company clawback or recoupment policy.

Amendment or Termination; Term. The Board may amend, modify or terminate any outstanding award at any time, provided that the consent of the participant is required if it would materially and adversely affect the participant. The Board may amend, suspend or terminate the Amended Plan or any portion thereof at any time, subject to any applicable stockholder approval requirements. No awards shall be granted under the Amended Plan after the completion of ten years from the date on which the plan, as amended and restated, was approved by the Company’s stockholders, but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the Amended Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the Plan. This summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Amended Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Amended Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Stock options, SARs, and certain performance awards under the Amended Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m) of the Code. However, the Board will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m) of the Code.

Certain Change of Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

Because future awards under the Amended Plan will be granted in the discretion of the Board or the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

The following table sets forth stock options and performance shares that were approved by the Compensation Committee to the persons and groups named below under the Amended Plan in March 2016, subject to receiving the requisite approval of stockholders of this Proposal No. 3. Should such stockholder approval not be obtained, then these grants under the Amended Plan will be rescinded. The number of performance shares included in the table below assumes that target performance is achieved. A participant can receive between 50% and 150% of the target award based on achievement of share price goals (between $10 and $20 per share) over a three-year performance period. Stock options vest over a three-year period, with one-third vesting on the one-year anniversary of the grant date and the remainder vesting quarterly thereafter.

Name and Position	Number of Stock Options	Number of Performance Shares
Garo H. Armen, Ph.D., Chief Executive Officer	555,000	132,500
C. Evan Ballantyne, Chief Financial Officer	75,000	14,000
Christine M. Klaskin, Vice President, Finance	30,000	13,500
Ozer Baysal, Chief Business Officer	40,000	13,500
Robert B. Stein, Ph.D., President, Research & Development	250,000	34,000
Karen H. Valentine, Chief Legal Officer and General Counsel	140,000	27,500
All executive officers as a group	1,090,000	235,000
All non-executive directors as a group	—	—
All non-executive officer employees as a group	830,000	199,000

Vote Required

To approve Proposal 3, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2016 Annual Meeting and voting on the matter must vote FOR Proposal 3. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 3 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 3.

PROPOSAL 4—TO APPROVE OUR 2016 EXECUTIVE INCENTIVE PLAN

On April 8, 2016, the Board adopted, subject to stockholder approval, the Agenus Inc. 2016 Executive Incentive Plan (the “EIP”). Under the EIP, executive officers and other key employees of the Company may receive short-term incentive compensation awards, subject to the satisfaction of specified performance criteria and other conditions over a performance period specified by the Compensation Committee.

Reasons for Seeking Stockholder Approval

We are requesting that stockholders approve the EIP to enable us to grant, if desired, short-term incentive compensation awards that are intended to qualify as exempt “performance-based compensation” under Section 162(m) of the Code (and therefore not be subject to the Section 162(m) limits on deductibility of compensation paid to certain of our executive officers). As described in further detail in Proposal No. 3 above, Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain employee compensation that exceeds $1 million. However, compensation that satisfies the requirements of an exception for “qualified performance-based compensation” is not subject to this deduction limitation. For compensation awarded under a plan to fit within this exception under Section 162(m), among other things, the material terms of the related performance goals must be disclosed to and approved by the corporation’s shareholders not less frequently than every five years. Under Section 162(m) of the Code, the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the EIP, these terms are described below under “Eligibility,” “Payment Limits” and “Performance Criteria.” We are asking stockholders for this approval so that we may grant, if desired, performance-based cash awards that are intended to be exempt from the tax deduction limitations of Section 162(m) to executive officers whose compensation is subject to such limitations. Although stockholder approval is one of the requirements of the exception to the deductibility limits under Section 162(m), even with stockholder approval, the Compensation Committee cannot guarantee that awards under the EIP will be deductible as qualified performance-based compensation under Section 162(m) of the Code.

Summary of the EIP

The following is a brief summary of the material terms of the EIP. A copy of the EIP is attached as Appendix C to this proxy statement, and we urge stockholders to read it in its entirety. The following description of certain features of the EIP is qualified in its entirety by reference to the full text of the EIP.

Administration. The EIP will be administered by the Compensation Committee, who has the authority to, among other things, interpret the EIP and awards, determine eligibility for and the terms and conditions of awards, and generally do all things necessary to administer the plan. Any interpretation or decision by the Compensation Committee with regard to the EIP or an award is final and conclusive.

Eligibility. Executive officers and other key employees of the Company and our affiliates will be selected from time to time by the Compensation Committee to participate in the EIP. As of April 8, 2016, six executive officers and nine other key employees would be eligible to participate in the EIP.

Awards. The Compensation Committee will select the participants who will receive awards, establish the performance period and performance criteria applicable to the award, the amount or amounts payable if the performance criteria are achieved, and such other terms and conditions as the Compensation Committee deems appropriate. The EIP permits the grant of awards that are intended to qualify as exempt performance-based compensation under Section 162(m) as well as awards that are not intended to so qualify.

Performance Criteria. Awards under the EIP will be made based on, and subject to achieving, “performance criteria” over a specified performance period, as established by the Compensation Committee. Performance criteria with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code are limited to objectively determinable measure(s) of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Compensation Committee specifies, consistent with the requirements of Section 162(m) of the Code): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; debt levels or reduction, leverage ratios or credit rating; market share; capital expenditures; cash flow (including, but not limited to, operating cash flow and free cash flow); stock price; stockholder return; sales of particular products or services; customer acquisition, expansion and retention; regulatory compliance; regulatory or other filings or approvals; research, development, clinical, regulatory, manufacturing or product development milestones; discovery, preclinical or clinical stage scientific discoveries, objectives or inventions; manufacturing or process developments; acquisitions and divestitures (in whole or in part); new or expanded joint ventures, strategic alliances, licenses, collaborations or partnerships, or achievement of milestones under any of the foregoing; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), refinancings or other capital raising transactions; receipt of alternative financing; implementation or completion of critical projects; employee satisfaction; achievements in strengthening the Company’s intellectual property position; recruiting and maintaining personnel; transactions that would constitute a change of control; or any combination of the foregoing.

Provided that the Compensation Committee has specified at least one performance criterion intended to qualify the award as performance-based under Section 162(m), it may specify other performance goals or criteria as a basis for its exercise of negative discretion with respect to the award. To the extent consistent with the requirements of Section 162(m), the Compensation Committee may establish that in the case of any award intended to qualify as exempt performance-based compensation under Section 162(m), that one or more of the performance criteria applicable to such award be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax on accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period of such award that affect the applicable performance criteria. With respect to awards other than Section 162(m) awards, the Compensation Committee may provide that such award, and any related performance criteria, will be adjusted in any manner prescribed by the Compensation Committee in its sole discretion.

Payment. A participant will be entitled to payment under an award only if all conditions to payment have been satisfied in accordance with the EIP and the terms of the award. Following the close of a performance period, the Compensation Committee will determine (and, to the extent required by Section 162(m), certify) whether and to what extent the applicable performance criteria have been satisfied. The Compensation Committee will then determine the actual payment, if any, under each award. The Compensation Committee has the sole and absolute discretion to reduce (including to zero) the actual payment to be made under any award. The Compensation Committee will determine the payment dates for awards under the EIP. Generally, all payments under the EIP will be made, if at all, no later than March 15 of the calendar year following the calendar year in which the performance period ends, provided that the Compensation Committee may permit a participant to defer payment of an award in accordance with Section 409A of the Code.

Payment Limits. The maximum payment to any participant under the EIP in any fiscal year will in no event exceed $1,470,000.

Recovery of Compensation. Awards granted under the EIP are subject to forfeiture, termination and rescission, and a participant will be obligated to return any payments received in respect of awards to the extent provided by the Compensation Committee in connection with a breach by the participant of the EIP, an award or any non-competition, non-solicitation, confidentiality or similar covenant or agreement or an overpayment due to inaccurate financial data. The Compensation Committee may also recover awards pursuant to any applicable Company clawback or recoupment policy or as otherwise required by law or applicable stock exchange listings.

Effective Date; Amendment and Termination. If approved by our stockholders, the EIP will be effective for performance periods beginning on or after January 1, 2017. The Compensation Committee may amend the EIP at any time, provided that any amendment will be approved by our stockholders if required by Section 162(m). The Compensation Committee may terminate the EIP at any time.

New Plan Benefits.

Because awards granted under the EIP will be based on the discretion of the Compensation Committee and any awards granted under the EIP will be based on the achievement of future performance criteria that will be established by the Compensation Committee, we cannot determine the amounts that will be earned in the future under the EIP.

Vote Required

To approve Proposal 4, stockholders holding a majority of Agenus common stock present or represented by proxy at the 2016 Annual Meeting and voting on the matter must vote FOR Proposal 4. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4 and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 4.

PROPOSAL 5—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2016

Our Audit and Finance Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the 2016 Annual Meeting, our Audit and Finance Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit and Finance Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Finance Committee determines that the change would be in the best interests of Agenus and our stockholders.

The Audit and Finance Committee has approved all services provided to Agenus by KPMG LLP during 2015. Representatives of KPMG LLP are expected to be present at the 2016 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $836,100 for 2015 and $639,751 for 2014.

Audit-Related Fees

Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $28,000 in 2015 and $27,146 in 2014.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance and tax consultation services were $15,134 in 2015 and $1,215 in 2014.

All Other Fees

We paid no other fees to KPMG LLP for 2015 or 2014.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP fees for 2015 and 2014 shown above were pre-approved by the Audit and Finance Committee. The Audit and Finance Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit and Finance Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit and Finance Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 5, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 5. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 5. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 5, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 5.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board consists entirely of independent directors who are not officers or employees of Agenus. The Board has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website at http://investor.agenusbio.com/corporate-governance. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit and Finance Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2015, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence.

Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

By the Audit and Finance Committee,

Brian Corvese, Chair

Shahzad Malik, MD

Timothy R. Wright

ADDITIONAL INFORMATION

Stockholder Proposals for 2017 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2017 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the Exchange Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Under our by-laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2017 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 14, 2017, if you wish to bring business before the 2017 Annual Meeting of Stockholders, you must give us written notice by December 29, 2016.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2017 Annual Meeting of Stockholders is given or made and the date of the 2017 Annual Meeting of Stockholders is not within 30 days before or after June 14, 2017, notice by the stockholder must be received by the Company 45 days prior to the date of the 2017 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2017 Annual Meeting of Stockholders is given or made and the date of the 2017 Annual Meeting of Stockholders is not within 30 days before or after June 14, 2017, notice by the stockholder must be received by the Company no later than 15 days after the date Agenus sends notice of the 2017 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2017 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, or telephone or e-mail Investor Relations at 800-962-2436 or IR@agenusbio.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

Documents Incorporated by Reference

The 2009 Equity Incentive Plan, the DDCP and the financial statements from our Annual Report on Form 10-K for the year ended December 31, 2015 are incorporated by reference herein.

APPENDIX A

CERTIFICATE OF FIFTH AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AGENUS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Agenus Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment”), which was further amended on January 5, 2011 by a Certificate of Ownership and Merger (the “Name Change Amendment”), which was further amended on September 30, 2011 by a Certificate of Second Amendment (the “Second Amendment”), which was further amended on June 15, 2012 by a Certificate of Third Amendment (the “Third Amendment”), which was further amended on April 24, 2014 by a Certificate of Fourth Amendment (the “Fourth Amendment) (the Restated Certificate, as amended by the First Amendment, the Name Change Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment the “Amended Certificate”). This Certificate of Fifth Amendment (the “Fifth Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendment to the Amended Certificate, and declaring the Fifth Amendment to be advisable.

3. This Fifth Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The first sentence of the first paragraph of Article Fourth of the Amended Certificate is hereby amended to read as follows:

“FIFTH: The Corporation shall be authorized to issue two hundred and forty million (245,000,000) shares of capital stock, which shall be divided into two hundred and forty million (240,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share.”

5. This Fifth Amendment shall be effective as of              on              in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

6. Except as set forth in this Fifth Amendment, the Restated Certificate remains in full force and effect.

[Signature Page to Follow]

A-1

IN WITNESS WHEREOF, the undersigned has duly executed this Fifth Amendment in the name of and on behalf of the Corporation on this day      of                     , 2016.

AGENUS INC.

By:
Name: Garo H. Armen
Title: Chief Executive Officer

A-2

APPENDIX B

AGENUS

AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

(as of April 8, 2016)

1. Purpose and Eligibility

The purpose of this Amended and Restated 2009 Equity Incentive Plan (the “Plan”) of Agenus Inc., a Delaware corporation (the “Company”), is to provide stock options and other equity-based interests in the Company to key employees, officers, and directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Board, are in a position to contribute to the success of the Company and its Subsidiaries and all of whom are eligible to receive Awards under the Plan; provided that eligibility to receive Incentive Stock Options (as defined in Section 4(b)) shall be limited to those individuals described in Sections 4(a) and 4(b). Any person to whom an Award has been granted under the Plan is referred to as a “Participant.” Additional definitions are contained in Section 8.

2. Administration

a. Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board, in its sole discretion, shall have the authority to determine eligibility for, grant and amend Awards; to determine, modify or waive the terms and conditions of any Award; to determine whether Awards will be settled in shares of Common Stock, cash, other property, other Awards, or a combination thereof; to adopt, amend and repeal rules relating to the Plan; to interpret and correct the provisions of the Plan and any Award; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan or any Award.

b. Delegation. To the extent permitted by applicable law, the Board may delegate (i) any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a “Committee”), (ii) to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future Affiliates and (iii) to such employees or other persons as it determines such ministerial acts as it deems appropriate. All references in the Plan to the “Board” shall mean any such other person, persons, Committee or the Board, as applicable. Discretionary Awards to non-employee directors will only be granted and administered by a Committee, each member of which is an “independent director” as defined in the applicable NASDAQ Marketplace Rules.

3. Stock Available for Awards

a. Number of Shares. Subject to adjustment under Section 3(e), the aggregate number of shares of Common Stock that may be delivered in satisfaction of Awards under the Plan is 20,200,000 shares of Common Stock, of which 1,649,460 shares remain available to grant as of April 8, 2016 and of which 6,000,000 shares shall become available subject to stockholder approval of the Plan. Up to 6,000,000 shares of Common Stock may be issued in satisfaction of Incentive Stock Options, but nothing in this Section 3(a) shall be construed as requiring that any, or any fixed number of, Incentive Stock Options be awarded under the Plan. For purposes of this Section 3(a), the number of shares of Common Stock that may be delivered in satisfaction of Awards will be determined (i) without regard to any shares of Common Stock underlying the portion of any Award that expires, becomes exercisable without having been exercised, terminates, is surrendered or forfeited to or repurchased by the Company due to failure to vest; (ii) by treating as having been delivered the full number of shares of Common Stock covered by any portion of a stock appreciation right (a “SAR”) that is settled in Common Stock (and not only the number of shares of Common Stock delivered in settlement) and (iii) by treating as having been delivered any shares of Common Stock withheld from an Option (as defined in Section 4(a)) or other Award to satisfy the tax withholding obligations with respect to such Option or other Award or in payment of the exercise price of such Option. For the avoidance of doubt, the number of shares of Common Stock available for delivery under the Plan shall not be increased by any shares of Common Stock that have been delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Option exercises. The limits set forth in this Section 3(a) shall be construed to comply with Section 422 of the Code. To the extent consistent with the requirements of Section 422 of the Code and the regulations thereunder, and other applicable legal requirements (including applicable stock exchange requirements), Common Stock issued under Substitute Awards shall not reduce the number of shares of Common Stock available for Awards under the Plan. The shares which may be delivered under Substitute Awards shall be in addition to the limitations set forth in this Section 3(a) on the number of shares available for issuance under the Plan, and such Substitute Awards shall not be subject to the per-Participant Award limits described in Section 3(c) below.

b. Type of Shares. Shares of Common Stock delivered by the Company under the Plan may be authorized but unissued shares of Common Stock or previously issued shares of Common Stock acquired by the Company. No fractional shares of Common Stock will be delivered under the Plan; provided that the Board may, in its sole discretion, provide for the delivery of cash in lieu of any fractional shares that would otherwise be deliverable hereunder.

c. Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted (other than a non-employee member of the Board, whose Awards shall be subject to the limits set forth in subsection (d) below) in any calendar year:

(1) Options: 1,665,000 shares of Common Stock.

(2) SARs: 1,665,000 shares of Common Stock.

(3) Awards (other than Options or SARs) that are denominated in shares of Common Stock: 647,682 shares of Common Stock.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limits applicable to Options and SARs refer to the number of shares of Common Stock underlying such Awards; and (iii) the share limit under clause (3) refers to the maximum number of shares of Common Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Code, including, without limitation, where applicable, the rules under Section 162(m) of the Code pertaining to permissible deferrals of exempt awards.

d. Limitation on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, including subsection (c) above, in the case of a non-employee member of the Board (a “Director”), additional limits shall apply such that the maximum grant-date fair value of Awards granted in any calendar year during any part of which the Director is then eligible under the Plan shall be $500,000, or $800,000 for the calendar year in which such Director is first elected or appointed to the Board, in each case, computed in accordance with FASB ASC Topic 718 (or any successor provision). The foregoing additional limits related to Directors of the Company shall not apply to any Award or shares of Common Stock granted pursuant to a Director’s election to receive an Award or shares of Common Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Common Stock have a fair value equal to the value of such cash retainers or other fees).

e. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Board shall make appropriate adjustments to (i) the number and class of securities that may be delivered in satisfaction of Awards under the Plan, (ii) the number and class of securities, vesting schedule and exercise price per share or base value subject to each then outstanding or subsequently granted Award, and (iii) any other provision of Awards effected by such change. The Board may also make adjustments of the type described in the preceding sentence to take into account distributions to stockholders other than those provided for in the preceding sentence, or any other event, if the Board determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of Incentive Stock Options under Section 422 of the Code, the requirements of Section 409A of the Code, and for the performance-based compensation rules of Section 162(m) of the Code, to the extent applicable. References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 3(e).

4. Stock Options and SARs

a. General. The Board may grant options to purchase Common Stock (each, an “Option”) and SARs, determine the number of shares of Common Stock to be covered by each Option or SAR, the exercise price (or the base value from which appreciation is measured) of each Option or SAR and the conditions and limitations applicable to the exercise of each Option, SAR and the Common Stock issued upon the exercise thereof, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable. SARs may be settled in shares of Common Stock, cash or other property. Notwithstanding anything in the Plan to the contrary, eligibility for Options other than Incentive Stock Options shall be limited to individuals who are providing direct services on the date of grant of the Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.

b. Incentive Stock Options. An Option that the Board intends to be an “incentive stock option,” as defined in Section 422 of the Code (an “Incentive Stock Option”), shall be granted only to individuals who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. All Incentive Stock Options that are granted pursuant to the Plan shall be subject to, and shall be construed consistently with, the requirements of Section 422 of the Code. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as, or is not intended to be, an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option”.

c. Exercise Price. The Board shall establish the exercise price (or the base value from which appreciation is measured) at the time each Option or SAR is granted and specify such exercise price or base value in the applicable option or SAR agreement. Notwithstanding the foregoing, the exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (in the case of an Incentive Stock Option granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Common Stock subject to the Award, determined as of the date of grant, or such higher amount as the Board may determine in connection with the grant or as otherwise determined by the Board with respect to a Substitute Award.

d. Term. Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award agreement, provided, however, that no Option or SAR will be granted for a term in excess of 10 years (or 5 years, in the case of an Incentive Stock Option granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code).

e. Time and Manner of Exercise. Unless the Board expressly provides otherwise, Options and SARs may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person, or any other form of notice approved by the Board, together with payment in full as specified in Section 4(f). Any attempt to exercise such an Award by any person other than the Participant will not be given effect unless the Board has received such evidence as it may require that the person exercising the Award has the right to do so.

f. Payment Upon Exercise. No shares shall be delivered pursuant to any exercise of an Option until the Company receives payment in full of the exercise price in the manner provided in the applicable Award agreement. Methods of payment may include any of the following or any combination thereof or any other form of lawful consideration, as determined by the Board in its sole discretion: (i) cash, check or wire transfer of funds; (ii) promissory note; (iii) shares of Common Stock owned by the Participant valued at Fair Market Value; (iv) so-called “cashless exercise” or “net issuance”; and (v) arrangements with a broker or other financial institution for the prompt payment of the exercise price to the Company.

g. Prohibition of Repricing. Subject to Section 3(e) and Section 7(e), the Board is prohibited from amending any outstanding Option or SAR granted under the Plan to provide an exercise price per share or base value that is lower than the then-current exercise price per share or base value of such outstanding Option without stockholder approval. The Board is also prohibited from (i) cancelling any outstanding Options or SARs and granting in substitution therefor new Options or SARs covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option or SAR, or (ii) cancelling any outstanding Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Common Stock on the date of such cancellation in exchange for cash or other consideration, in each case, without stockholder approval.

h. No Reload Rights. No Option or SAR granted under the Plan shall contain any provision entitling a Participant to the automatic grant of additional Options or SARs in connection with any exercise of the original Option or SAR.

5. Stock Awards

a. Grants. The Board may grant Awards entitling Participants to acquire shares of Common Stock for any lawful consideration (a “Stock Award”). The Board may, but need not, provide that such Stock Award shall be subject to forfeiture to the Company in the event that conditions specified by the Board in the applicable Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (a “Restricted Stock Award”).

b. Terms and Conditions. The Board shall determine the terms and conditions of any such Stock Award. In the case of a Restricted Stock Award, any stock certificates issued in respect thereof shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due to the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

6. Other Stock-Based Awards

The Board shall have the right to grant other Awards (“Other Stock-Based Awards”) based upon or with reference to the Common Stock and having such terms and conditions as the Board may determine, including, without limitation, the grant or sale of shares of Common Stock based upon certain conditions, the grant of securities convertible into Common Stock and the grant of phantom stock awards or stock units, which may be settled in cash or stock.

7. General Provisions Applicable to All Awards

a. Transferability of Awards. Neither Incentive Stock Options nor, except as the Board may otherwise expressly determine or provide in an Award agreement, other Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, Awards requiring exercise shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b. Award Provisions. The Board will determine the terms of all Awards, including the time or times as which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable, in each case, provided that such terms and conditions do not contravene the provisions of the Plan. Each Award shall be evidenced by an Award agreement in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board. By accepting (or, under such rules as the Board may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Board.

c. Board Discretion. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d. Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under an Award. Unless the Board expressly provides otherwise, however, the following rules will apply if a Participant’s employment or other service terminates:

(i) Immediately upon the cessation of the Participant’s employment or other service relationship, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will (except as provided in (ii), (iii), and (iv) below) cease to be exercisable and will terminate, and, all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(ii) Subject to (iii) and (iv) below, all Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three (3) months or (ii) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this 7(d), and will thereupon immediately terminate.

(iii) Subject to (iv) below, all Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the date of such cessation of employment or other service relationship, as applicable (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(d), and will thereupon immediately terminate.

(iv) All Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment or other service relationship will immediately terminate upon such cessation of employment or other service relationship if the termination is for Cause or occurs in circumstances that in the sole determination of the Board would have constituted grounds for the Participant’s employment or other service relationship to be terminated for Cause.

e. Acquisition of the Company.

(i) Consequences of an Acquisition. In connection with an Acquisition (as defined below), the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i), also the “Board”) may, with respect to outstanding Awards (on the same basis or on different bases and on such terms and conditions as the Board shall specify) make appropriate provision for the continuation of such Awards by the Company or the assumption of, or substitution for, such Awards by the surviving or acquiring entity or for the substitution on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. In addition to, in lieu of, or in combination with the foregoing, with respect to unexercised Options or other unexercised Awards, the Board may, on the same basis or on different bases and on such terms and conditions as the Board shall specify, upon written notice to the affected Participants, provide that one or more such Options or Awards (or the vested portion thereof) must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such unexercised Options or unexercised Awards (or the vested portion thereof) shall terminate in their entirety, and/or provide that one or more unexercised Options or unexercised Awards (or the vested portion thereof), in whole or in part, shall be terminated in their entirety in exchange for a cash payment equal to the Fair Market Value (as determined by the Board in its sole discretion) of the shares subject to such unexercised Options or unexercised Awards (or the vested portion thereof) minus the exercise price (or base price) thereof, if applicable, and that if the exercise or purchase price (or base value) of an Award is equal to or greater than the Fair Market Value of one share of Stock, such Award shall be cancelled for no consideration. Unless otherwise determined by the Board (on the same basis or on different bases and on such terms and conditions as the Board shall specify), any repurchase rights, vesting provisions or other rights of the Company that relate to an Option or other Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an Option or other Award pursuant to this paragraph. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(ii) Acquisition Defined. An “Acquisition” shall mean: (w) the sale of the Company in which the stockholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (x) a consolidation, merger or similar transaction in which the Company is not the surviving corporation; or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other change of control or acquisition of the business of the Company, as determined by the Board.

(iii) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or an Affiliate or the acquisition by the Company of property or stock of an entity, the Board may grant Substitute Awards under the Plan. The Substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

f. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. All payments with respect to an Award will be subject to reduction for applicable tax or other legally or contractually required withholdings. The Board may, in its sole discretion, allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Common Stock, including shares underlying the Award creating the tax obligation, valued at their Fair Market Value (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company in the discretion of the Board). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant. The Board may impose such restrictions in connection therewith as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.

g. Amendment of Awards. The Board may amend, modify or terminate any outstanding Award at any time, including, but not limited to, if the Board determines that the provisions of the Plan or any Award are in contravention of any law or regulation of any governmental entity or self-regulatory organization with jurisdiction over the Company, or would have material adverse effects on the taxation of the Company or the Participant; provided, that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. For the avoidance of doubt, the foregoing shall not limit the Board’s ability under Section 3(e) or Section 7(e) to make adjustments to Awards in accordance with the terms of such sections.

h. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares of Common Stock previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations. The Company may require, as a condition to exercise of the Award or delivery of shares of Common Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Common Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Board may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Board determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Common Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Common Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

i. Acceleration. The Board may at any time accelerate the vesting or exercisability of an Award, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in ownership or control of the Company occurs, (ii) disqualify all or part of an Option as an Incentive Stock Option, or (iii) cause any other adverse or potentially adverse tax or other consequences. In the event of the acceleration of the vesting or exercisability of any Award, including pursuant to Section 7(e), the Board may provide, as a condition of such accelerated vesting or exercisability, that the Common Stock or other substituted consideration, including cash, with respect to which vesting or exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company on the terms and conditions as the Board may impose.

j. Dividends, etc. In the discretion of the Board, any Award under the Plan may provide the Participant with dividends or dividend equivalents payable currently or deferred with or without interest. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with the requirements of, Section 409A of the Code. Dividends or dividend equivalent amounts payable in respect of Awards may be subject to such limits or restrictions or alternative terms as the Board may impose.

k. Use for Settlement or Compensation. Awards may be made available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Common Stock under the Plan if the Board so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 3). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, and such award is settled by the delivery of Common Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Board) to preserve the availability of such exemption.

l. Section 409A. Each Award shall contain such terms as the Board determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies such requirements. In construing the Plan or any Award relating to the payment upon a termination or cessation of employment of any amounts that constitute a deferral of compensation subject to Section 409A of the Code, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Notwithstanding anything to the contrary in the Plan or any Award, if at the time of the Participant’s termination of employment, the Participant is a “specified employee,” within the meaning of Treasury regulation 1.409A-1(i), as determined in the Board’s sole discretion, any and all amounts payable pursuant to any Award that constitute a deferral of compensation subject to Section 409A of the Code and would (but for this provision) be payable within six (6) months following the date of termination of employment, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b), as determined by the Board in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

m. Section 162(m). This Section 7(m) applies to any Performance Award intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, as determined by the Board. In the case of any Performance Award to which this 7(m) applies (other than, with respect to clauses (ii), (iii) and (iv), Options and SARs), (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption; (ii) the Board will preestablish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Criteria applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Criteria are achieved, and such other terms and conditions as the Administrator deems appropriate with respect to the Award; (iii) at the close of the applicable Performance Period the Board will certify whether the applicable Performance Criteria have been attained; and (iv) no amount will be paid under such Award unless the Performance Criteria applicable to the payment of such amount have been so certified, except as provided by the Board consistent with such exemption; and (v) the Board may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption.

n. Forfeiture. Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (i) to the extent provided in a Participant’s Award, (ii) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 7(n) at such time and in such manner as the Board shall determine in its sole discretion and consistent with applicable law. The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 7(n).

8. Miscellaneous

a. Definitions.

(i) “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

(ii) “Award” means any Option, SAR, Stock Award, Restricted Stock Award, Performance Award and Other Stock-Based Award granted under the Plan.

(iii) “Cause” means, in the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Cause” shall mean, as determined by the Board in its sole discretion,: (i) the Participant’s willful failure to perform (other than by reason of Disability), or material negligence in the performance, his/her duties and responsibilities to the Company or any of its Affiliates; (ii) material breach by the Participant of any provision of the Plan, the Award agreement or any other agreement with the Company or any of its Affiliates; or (iii) other conduct by the Participant that is materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

(iv) “Company” means Agenus Inc.

(v) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(vi) “Common Stock” means common stock of the Company, par value $0.01 per share.

(vii) “Disability” means, in the case of any Participant who is party to an employment, severance-benefit, change in control or similar agreement with the Company or any of its Affiliates that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement remains in effect. In the case of any other Participant, except as expressly provided otherwise in an Award agreement, “Disability” shall mean such Participant’s having been continuously disabled from performing duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(viii) “Fair Market Value” means, as of a particular date, (i) the closing price for a share of Common Stock as reported on the NASDAQ Stock Market (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported or (ii) in the event that the Common Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Board consistent with the rules of Section 422 and Section 409A of the Code, to the extent applicable.

(ix) “Performance Award” means an Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify as exempt performance-based compensation under Section 162(m) of the Code and Performance Awards that are not intended to so qualify.

(x) “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Board need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole. For Awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following or any derivation of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Board specifies, consistent with the requirements of Section 162(m)) of the Code: sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; debt levels or reduction, leverage ratios or credit rating; market share; capital expenditures; cash flow (including, but not limited to, operating cash flow and free cash flow); stock price; stockholder return; sales of particular products or services; customer acquisition, expansion and retention; regulatory compliance; regulatory or other filings or approvals; research, development, clinical, regulatory, manufacturing or product development milestones; discovery, preclinical or clinical stage scientific discoveries, objectives or inventions; manufacturing or process developments; acquisitions and divestitures (in whole or in part); new or expanded joint ventures, strategic alliances, licenses, collaborations or partnerships, or achievement of milestones under any of the foregoing; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), refinancings or other capital raising transactions; receipt of alternative financing; implementation or completion of critical projects; employee satisfaction; achievements in strengthening the Company’s intellectual property position; recruiting and maintaining personnel; transactions that would constitute a change of control; or any combination of the foregoing. Provided that the Board has specified at least one Performance Criterion intended to qualify an Award as performance-based under Section 162(m) of the Code, the Board may specify other performance goals or criteria (whether or not enumerated in the Plan) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m) of the Code, the Board may establish that, in the case of any Award intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria. With respect to Awards that are not intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, the Board may provide that such Award, and any related Performance Criterion or Criteria, will be adjusted in a manner as determined by the Committee in its sole discretion.

(xi) “Performance Period” means one or more periods of time, established by the Board in its sole discretion, during which attainment of Performance Criteria with respect to one or more Performance Awards are to be measured.

(xii) “Substitute Awards” means Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition.

b. No Right to Employment, Service on the Board or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving any Participant the right to continued employment, service on the Board or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

c. No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d. Effect on Other Benefit Plans. Unless specifically provided otherwise in an applicable Award, the amount of any compensation deemed to be received by a Participant as a result of the receipt or exercise of an Award will not constitute “earnings” with respect to which any other benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

e. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement. Without limiting the generality of the foregoing, the Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

f. Effective Date and Term of Plan. The Plan was originally adopted by the Board on March 12, 2009, was subsequently amended on each of March 15, 2012, March 7, 2013, February 26, 2014 and March 12, 2015 and was amended and restated in its entirety as of April 8, 2016 (the “Amendment Date”). The Plan, as amended and restated, shall become effective on the date following the Amendment Date on which it is approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan, as amended and restated, was approved by the Company’s stockholders, but Awards previously granted may extend beyond that time.

g. Amendment and Termination of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any required stockholder approval under any applicable legal, regulatory or listing requirement.

h. Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges, other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Board.

i. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of Delaware, without regard to any applicable conflicts of law, except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 8(e).

j. Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

k. Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

l. Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Board, nor any person acting on behalf of the Company, any Affiliate, or the Board, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

APPENDIX C

AGENUS INC.

2016 EXECUTIVE INCENTIVE PLAN

This 2016 Executive Incentive Plan (the “Plan”) has been established to advance the interests of Agenus Inc. (the “Company”) by providing for the grant of short-term incentive compensation awards to executive officers and other key employees of the Company and its Affiliates (as defined in Section II below). The Plan is intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 162(m) of the Code, together with the regulations thereunder, “Section 162(m)”), to the extent applicable.

I. ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). In the case of any Award (as defined in Section III below) intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Committee (a “Section 162(m) Award”), (i) if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), the “Committee” for purposes of the Plan will consist of a subcommittee consisting solely of those Committee members who are “outside directors” as so defined (and where applicable, references in the Plan to the Committee shall be deemed to be references to such subcommittee) and (ii) the Committee may delegate to other persons administrative functions that do not involve discretion. In the case of Awards other than Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate. To the extent of any such delegation, references herein to the “Committee” shall be deemed to refer to the person or persons to whom such authority has been delegated.

The Committee shall have the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary to administer the Plan. Any interpretation or decision by the Committee with regard to the Plan or any Award shall be final and conclusive on all parties.

II. ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company and its Affiliates shall be eligible to participate in the Plan. An “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under Section 414(b) or Section 414(c) of the Code. The Committee shall select, from among those eligible, the persons who shall from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Award under the Plan shall not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III. GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Committee may determine (each such period, a “Performance Period”) to which the Award relates. Awards may be Section 162(m) Awards or other Awards. A Participant who is granted an Award shall be entitled to payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Award and the Plan. The Committee shall select the Participants, if any, who are to receive Awards for a Performance Period and, in the case of each Award, shall establish the following:

(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and

(c) such other terms and conditions as the Committee deems appropriate with respect to the Award.

For Section 162(m) Awards, (i) such terms shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m), to the extent applicable.

IV. PERFORMANCE CRITERIA

As used in the Plan, the term “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole. For Section 162(m) Awards, a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following or any derivation of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; debt levels or reduction, leverage ratios or credit rating; market share; capital expenditures; cash flow (including, but not limited to, operating cash flow and free cash flow); stock price; stockholder return; sales of particular products or services; customer acquisition, expansion and retention; regulatory compliance; regulatory or other filings or approvals; research, development, clinical, regulatory, manufacturing or product development milestones; discovery, preclinical or clinical stage scientific discoveries, objectives or inventions; manufacturing or process developments; acquisitions and divestitures (in whole or in part); new or expanded joint ventures, strategic alliances, licenses, collaborations or partnerships, or achievement of milestones under any of the foregoing; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity), refinancings or other capital raising transactions; receipt of alternative financing; implementation or completion of critical projects; employee satisfaction; achievements in strengthening the Company’s intellectual property position; recruiting and maintaining personnel; transactions that would constitute a change of control; or any combination of the foregoing. Provided that the Committee has specified at least one Performance Criterion under this Section IV intended to qualify an Award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted in this Section IV) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements of Section 162(m), the Committee may establish that, in the case of any Section 162(m) Award, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria. With respect to Awards other than Section 162(m) Awards, the Committee may provide that such Award, and any related Performance Criterion or Criteria, will be adjusted in a manner as determined by the Committee in its sole discretion.

V. CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Committee shall determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, shall take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under a Section 162(m) Award unless the Performance Criterion or Criteria applicable to the payment of such amount have been certified as having been satisfied as set forth above. The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. In each case the Committee’s discretionary determination, which may affect different Awards and Participants differently, will be binding on all parties.

VI. PAYMENT UNDER AWARDS

Except as otherwise determined by the Committee or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, no later than March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, that the Committee may authorize elective deferrals of any payment under an Award in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (Section 409A of the Code, together with the regulations thereunder, “Section 409A”). Except as determined otherwise by the Committee, an Award payment will not be made unless the Participant has remained employed by the Company or its Affiliates through the date of payment. Any deferrals with respect to a Section 162(m) Award will be subject to adjustment for notional interest or other notional earnings in a manner consistent with (as determined by the Committee) the requirements of Section 162(m). Awards under the Plan are intended either to qualify for an exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any Affiliate, nor the Committee, nor any person acting on behalf of the Company, any Affiliate, or the Committee, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award, including, but not limited to, by reason of the application of Section X below or any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

VII. PAYMENT LIMITS

The maximum amount payable to any Participant in any fiscal year of the Company under Awards will be $1,470,000, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, shall be applied without regard to such deferral.

VIII. TAX WITHHOLDING

All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX. AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that, with respect to Section 162(m) Awards, no amendment for which Section 162(m) would require stockholder approval in order to preserve the eligibility of such Awards as exempt performance-based compensation shall be effective unless approved by the stockholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

X. MISCELLANEOUS

(a) Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to any Award, in each case to the extent provided by the Committee in connection with (i) a breach by the Participant of an Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any Affiliate or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Committee may recover Awards and payments under any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, shall be deemed to have agreed to return the full amount required under this Section X(a) at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law.

(b) No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its Affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(c) Section 162(m) Awards under the Plan shall be construed and administered in a manner consistent with the exemption of Award payments as exempt performance-based compensation under Section 162(m). Subject to the foregoing, the Committee shall have complete discretion to construe the Plan and all matters arising under the Plan.

(d) The Plan shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction. The Plan shall be effective for Performance Periods beginning on or after January 1, 2017 (to the extent the material terms of the Plan have been approved by the Company’s shareholders prior to such date).

* * * * * *

Approved by the Board of Directors April 8, 2016

AGENUS INC. 3 FORBES ROAD LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Agenus Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 13, 2016.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors Nominees
01 Brian Corvese 02 Timothy R. Wright

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2.     To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to increase the number of shares of common stock authorized for issuance thereunder from 140,000,000 to 240,000,000.

	☐	☐	☐
3. To approve our Amended and Restated 2009 Equity Incentive Plan.	☐	☐	☐
4. To approve our 2016 Executive Incentive Plan.	☐	☐	☐
5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com.

AGENUS INC.

Annual Meeting of Stockholders

June 14, 2016 at 5:00 PM

This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder(s) of Agenus Inc. (the “Company”) hereby appoint(s) Garo H. Armen, PhD and Christine M. Klaskin, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 14, 2016, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.

Continued and to be signed on reverse side

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